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Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

AMONG

CRAFTS RETAIL HOLDING CORP.

CRAFTS RETAIL ACQUISITION CORP.

AND

RAG SHOPS, INC.

Dated as of September 13, 2004

i

Section 9.06.	Entire Agreement; No Third Party Beneficiaries	46
Section 9.07.	Governing Law	46
Section 9.08.	Assignment	46
Section 9.09.	Consent to Jurisdiction	46
Section 9.10.	Waiver of Jury Trial	47
Section 9.11.	Enforcement	47

Appendix I	Tender Offer Conditions	I-1
Annex A	Form of Certificate of Incorporation of Surviving Corporation
Annex B	Form of By-laws of Surviving Corporation

ii

AGREEMENT AND PLAN OF MERGER

        AGREEMENT AND PLAN OF MERGER dated as of September 13, 2004 (this "Agreement"), by and among CRAFTS RETAIL HOLDING CORP., a Delaware corporation ("Parent"), CRAFTS RETAIL ACQUISITION CORP., a Delaware corporation and a wholly owned subsidiary of Parent ("Sub"), and RAG SHOPS, INC., a Delaware corporation (the "Company"). Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to such terms in Section 9.03.

        WHEREAS, (i) the Board of Directors of the Company has approved, and deems advisable and in the best interest of its respective stockholders to consummate, the acquisition of the Company by Parent, subject to the terms and conditions of this Agreement; and (ii) the respective Board of Directors of each of Parent and Sub has approved, and deems advisable and in the best interest of its respective stockholders to consummate, the acquisition of the Company by Parent, subject to the terms and conditions of this Agreement; and

        WHEREAS, in furtherance of such acquisition, Sub will make a tender offer (the "Offer") in compliance with the applicable provisions of the Exchange to purchase all of the issued and outstanding shares of Company Common Stock (such shares, are hereinafter referred to as "Shares"), for $4.30 per Share (such amount, or any other amount per Share paid pursuant to the Offer, is hereinafter referred to as the "Offer Price") net to the seller in cash, subject to the terms and conditions of this Agreement; and

        WHEREAS, upon the terms and subject to the conditions set forth in this Agreement: (i) the Board of Directors of the Company has approved and declared advisable this Agreement and the merger of Sub with and into the Company (such transactions being referred to hereinafter as the "Merger"); (ii) the Board of Directors of Sub has approved and declared advisable this Agreement and the Merger; (iii) the sole stockholder of Sub has adopted this Agreement; and (iv) the Board of Directors of Parent has approved this Agreement and the Merger; and

        WHEREAS, also in furtherance of such acquisition, concurrently with the execution and delivery of this Agreement and as a condition and inducement to the willingness of Parent and Sub to enter into this Agreement, certain holders of Common Stock, par value $0.01 per share (the "Company Common Stock"), of the Company have each entered into a Stock Purchase Agreement (the "Purchase Agreement") dated as of the date hereof pursuant to which such holders have sold their shares of Company Common Stock at a price per share equal to the Offer Price and in the manner set forth therein; and

        WHEREAS Parent, Sub and the Company wish to make certain representations, warranties, covenants and agreements in connection with the Offer and the Merger and also to prescribe various conditions to the Offer and the Merger.

        NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:

ARTICLE I

THE OFFER

        Section 1.01.    The Offer.

        (a)   Provided that this Agreement shall not have been terminated in accordance with Article VIII and none of the events set forth in Appendix I hereto (the "Tender Offer Conditions") shall have occurred and be existing, as promptly as practicable after public announcement of this Agreement, Parent shall cause Sub to commence (within the meaning of Rule 14d-2 promulgated under the Exchange Act) the Offer to acquire any and all Shares at the Offer Price. Subject to the Tender Offer Conditions set forth in Appendix I hereto, Sub shall use its reasonable best efforts to consummate the Offer in accordance with its terms and to accept for payment and pay for Shares tendered pursuant to the Offer as soon as Sub is legally permitted to do so under Applicable Laws. With respect to such

Shares, the Offer Price shall be net to the seller thereof in cash, subject to reduction for any applicable state, federal or foreign withholding or transfer taxes and otherwise subject to the terms and conditions of this Agreement. The Offer shall be made by means of an offer to purchase (the "Offer to Purchase") and shall be subject to the Tender Offer Conditions and shall reflect, as appropriate, the other terms set forth in this Agreement. The obligation of Sub to accept for payment or pay for any Shares tendered pursuant to the Offer will be subject only to the satisfaction of the Tender Offer Conditions. Sub expressly reserves the right to waive any condition to the Offer or amend or modify the terms of the Offer, except that, without the prior written consent of the Company, Sub shall not decrease the Offer Price or change the form of consideration payable in the Offer or amend or modify the Tender Offer Conditions. The Offer shall remain open until 5:00 p.m., New York City time, on the day immediately following the twentieth business day (as such term is defined in Rule 14d-1(g)(3) under the Exchange Act) after the commencement of the Offer, unless Sub shall have extended the period of time for which the Offer is open, in accordance with Section 1.1(b) or as may be required by Applicable Law.

        (b)   If on the scheduled expiration date of the Offer (or as such date may be extended pursuant to this Section 1.1(b)), all conditions to the Offer have not been satisfied or waived, Sub may, from time to time, in its sole discretion, extend the expiration date of the Offer; provided, however, that Sub may only extend the Offer for a period not to exceed ten business days (a "Ten Day Extension") and that Sub may not make more than three Ten Day Extensions without the prior consent of the Company, which consent shall not be unreasonably withheld, delayed or conditioned. If, immediately prior to the expiration date of the Offer (as it may be extended), the 90% Threshold has not been satisfied, Sub may extend the Offer, on one or more occasions, for an aggregate period of not more than ten business days, notwithstanding that all conditions to the Offer are satisfied as of such expiration date of the Offer. In addition, Sub may extend the Offer for any reason for up to two business days; provided, however, that no more than three such extensions are permitted. Sub may, but shall not have the obligation to, increase the amount it offers to pay per Share in the Offer, and the Offer may be extended to the extent required by Applicable Law in connection with such increase, in each case without the consent of the Company. Following expiration of the Offer, Sub may, but is not obligated to, make available a subsequent offering period in accordance with the Exchange Act.

        (c)   On the date the Offer is commenced, Parent and Sub shall file with the SEC a Tender Offer Statement on Schedule TO (the "Schedule TO") and all other necessary documents and make all deliveries, mailings and telephone notices required by Rule 14d-3 under the Exchange Act with respect to the Offer and any required Schedule 13E-3 and shall subsequently make all required amendments and supplements thereto (the "Schedule 13E-3"). The Schedule TO will include, as exhibits, the Offer to Purchase, a form of letter of transmittal and any other documents required by the Exchange Act. The Schedule TO together with all exhibits thereto and any amendments or supplements thereto are hereinafter referred to collectively as the "Offer Documents." Each of Parent and Sub, on the one hand, and the Company, on the other, shall promptly correct any information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect, and each of Parent and Sub shall take all steps necessary to amend or supplement the Offer Documents and to cause the Offer Documents as so amended or supplemented to be filed with the SEC and to be disseminated to the Company's stockholders, in each case as and to the extent required by applicable federal securities laws. The Company and its counsel shall be given the opportunity to review and suggest comments to the Offer Documents before they are filed with the SEC. In addition, Parent and Sub agree to provide the Company and its counsel with any comments, whether written or oral, that Parent or Sub may receive from time to time from the SEC or its staff with respect to the Offer Documents promptly after the receipt of such comments or other communications and shall give the Company and its counsel the opportunity to review and suggest comments to any such communications.

        (d)   Parent and Sub will take all steps necessary to cause the Offer Documents to be disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws.

        (e)   Parent shall provide or cause to be provided to Sub on a timely basis the funds necessary to purchase any Shares that Sub becomes obligated to purchase pursuant to the Offer. Sub shall, and Parent shall cause Sub to, pay for all Shares validly tendered and not withdrawn pursuant to the Offer that Sub becomes obligated to purchase pursuant to the Offer as soon as practicable after the expiration of the Offer.

        (f)    Parent shall engage D.F. King & Co., Inc. or another information agent reasonably acceptable to the Company to act as information agent in connection with, and through the consummation of, the Offer.

        Section 1.02.    Company Actions.

        (a)   On the date the Offer Documents are filed with the SEC, the Company shall file with the SEC a Solicitation/ Recommendation Statement on Schedule 14D-9 in accordance with the Exchange Act, which shall contain the recommendation of the Board of Directors of the Company that the stockholders of the Company accept the Offer and tender their Shares pursuant to the Offer and that the stockholders of the Company approve and adopt this Agreement and the Merger. The Schedule 14D-9 together with all exhibits thereto and any amendments or supplements thereto are hereinafter referred to collectively as the "Schedule 14D-9." At the time the Offer Documents are first mailed to the stockholders of the Company, the Company shall mail, cause to be mailed or have previously provided to Parent to be mailed to the stockholders of the Company such Schedule 14D-9. Each of the Company, on the one hand, and Parent and Sub, on the other hand, agrees promptly to correct any information provided by it for use in the Schedule 14D-9 if and to the extent that it shall have become false and misleading in any material respect, and the Company further agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and to be disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. Parent, Sub and their counsel shall be given the opportunity to review and suggest comments to the Schedule 14D-9 before it is filed with the SEC. In addition, the Company agrees to provide Parent, Sub and their counsel with any comments, whether written or oral, that the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments or other communications and shall give Parent and its counsel the opportunity to review and suggest comments to any such communications.

        (b)   In connection with the Offer, the Company will promptly furnish or cause to be furnished to Sub mailing labels, security position listings and any available listing or a computer file containing the names and addresses of all record holders of Shares as of the most recent practicable date, and shall furnish Sub with such additional information (including updated lists of holders of Common Stock and their addresses, mailing labels and lists of security positions) and assistance as Sub or its agents may reasonably request in communicating the Offer to the record and beneficial holders of Shares. Except for such steps as are necessary to disseminate the Offer Documents or as required by Applicable Law, Parent and Sub and their affiliates, associates and agents shall hold in confidence the information contained in any of such labels and lists and the additional information referred to in the preceding sentence, will use such information only in connection with the Offer and, if this Agreement is terminated, will deliver or cause to be delivered to the Company all copies of such information and any copies of any contracts or summaries of such information then in its possession or the possession of its agents or representatives.

        Section 1.03.    Composition of the Board of Directors.

        (a)   Concurrently herewith and from time to time hereafter, subject to compliance with Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, Parent is entitled to designate such number of directors of the Company, rounded up to the next whole number, as is not less than the product of the total number of directors on the Company's Board of Directors (giving effect to the directors designated by Parent pursuant to this sentence) multiplied by the Board Fraction. The term "Board Fraction" shall mean a fraction, the numerator of which shall be the number of Shares that Parent and its subsidiaries beneficially own (within the meaning of Rule 13d-3 under the Exchange Act) at the time of calculation of the Board Fraction, and the denominator of which shall be the total number of Shares then outstanding. In furtherance thereof, but consistent with the Amended and Restated By-Laws and Amended and Restated Certificate of Incorporation of the Company and Applicable Law, the Company shall, upon request of Parent, promptly take such actions as are necessary to enable such designees of Parent to be elected or appointed to the Company's Board of Directors, including amending the Amended and Restated By-Laws, increasing the number of directors on the Company's Board of Directors and obtaining the resignations of a number of its incumbent directors, or all of them. The Company shall use its best efforts to cause the vacancies created by such increase in the number of directors or the resignation of incumbent directors to be filled by the designees of Parent. At such time, the Company shall, if requested by Parent also take all action necessary to cause persons designated by Parent to constitute the same Board Fraction, rounded up to the next whole number, of: (i) each committee of the Company's Board of Directors; (ii) each board of directors (or similar body) of each subsidiary of the Company; and (iii) each committee (or similar body) of each such board.

        (b)   Subject to applicable Law, the Company shall take all action requested by Parent, that is reasonably necessary to effect any such election or appointment of the designees of Parent to the Company's Board of Directors, including promptly mailing to its stockholders an information statement containing the information required by Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, and the Company agrees to make such mailing not less than one business days after the date of this Agreement. Prior to the execution and delivery of this Agreement, Parent has provided to the Company the names of not fewer than four individuals to serve as Parent's designees on the Company's Board of Directors. As soon as such designees are permitted pursuant to such Rule 14f-1 to serve on the Company's Board of Directors, the Company shall cause (x) four of them to be elected to the Company's Board of Directors, (y) Mr. Berenzweig and Jeffrey C. Gerstel to resign as directors of the Company and (z) the Company's Board of Directors to consist of seven members, until thereafter changed in accordance with the Company's By-laws and the applicable terms and conditions of this Agreement. The provisions of this Section 1.03 are in addition to and shall not limit any rights that Parent, Sub or any of their affiliates may have as a holder or beneficial owner of Shares as a matter of Applicable Law with respect to the election of directors or otherwise.

        (c)   In the event that Parent's designees are elected or appointed to the Company's Board of Directors, until the Effective Time, the Company's Board of Directors shall have at least three directors, or such greater number as may be required by the rules of the Nasdaq Stock Market, Inc. who are not stockholders or affiliates of Parent or Sub and are otherwise considered independent directors within the meaning of the rules of the Nasdaq Stock Market, Inc. ("Independent Directors"), provided that, in such event, if the number of Independent Directors shall be reduced below three, or such greater number as may be required by the rules of the Nasdaq Stock Market, Inc. for any reason whatsoever, the remaining Independent Director(s) shall be entitled to designate persons to fill such vacancies who shall be deemed to be Independent Directors for purposes of this Agreement or, if no member of the Independent Director Committee or any other Independent Director then remains, the other directors shall designate three persons, or such greater number as may be required by the rules of the Nasdaq Stock Market to fill such vacancies who shall not be stockholders or affiliates of Parent or Sub, and such Persons shall be deemed to be Independent Directors for purposes of this Agreement.

        (d)   The Independent Directors shall form a committee consisting of three members (the "Independent Director Committee") that, during the period from the date of this Agreement until the

Effective Time or the earlier termination of this Agreement in accordance with its terms, shall have the sole power and authority, by a majority vote of such Independent Directors, for the Company to: (i) amend or terminate this Agreement in accordance with its terms or to extend the time for the performance of any of the obligations or other acts of Parent or Sub under the Offer, the Merger or this Agreement; (ii) except as permitted by this Agreement, approve any amendment or modification to the Offer; (iii) enforce, exercise or waive any of the Company's rights, benefits or remedies hereunder; or (iv) take any other action under or in connection with this Agreement, the Offer or the Merger if such action materially and adversely affects holders of Shares other than Parent or Sub. The parties agree that the Independent Director Committee shall be comprised of the three individuals set forth in Section 1.03(d) of the Company Disclosure Schedule. Parent and Sub agree that neither shall (and each shall cause each of their respective employees, representatives and designees not to): (i) interfere with or diminish the powers, authority or rights of Independent Director Committee, or (ii) in the absence of cause, remove any member of the Independent Director Committee from the Board of Directors. Without limiting the generality of the foregoing, the parties agree that the Independent Director Committee shall have the right to retain outside counsel or other professionals they deem necessary or desirable, in connection with the exercise any of any of their powers, duties, authority or rights.

ARTICLE II

THE MERGER

        Section 2.01.    The Merger.    After consummation of the Offer and upon the terms and subject to the conditions set forth in this Agreement, and in reliance upon the representations, warranties, covenants and agreements set forth herein, and in accordance with the General Corporation Law of the State of Delaware (the "DGCL"), Sub shall be merged with and into the Company at the Effective Time. At the Effective Time, the separate corporate existence of Sub shall cease and the Company shall continue as the surviving corporation (the "Surviving Corporation") in the Merger and as a wholly-owned subsidiary of Parent and shall succeed to and assume all the rights and obligations of Sub in accordance with the DGCL.

        Section 2.02.    Closing.    Upon the terms and subject to the conditions set forth in this Agreement, the closing of the Merger (the "Closing") will take place at 11:00 a.m., New York time, on the second business day after the satisfaction or to the extent permitted by Applicable Laws waiver of the conditions set forth in Article VII (other than those that by their terms cannot be satisfied until the time of the Closing), at the offices of Hughes Hubbard & Reed LLP, One Battery Park Plaza, New York, New York 10004, or at such other time, date or place agreed to in writing by Parent and the Company; provided, however, that if all the conditions set forth in Article VII shall not have been satisfied or (to the extent permitted by Applicable Laws) waived on such second business day, then the Closing will take place on the first business day on which all such conditions shall have been satisfied or (to the extent permitted by Applicable Laws) waived. The date on which the Closing occurs is referred to in this Agreement as the "Closing Date."

        Section 2.03.    Effective Time.    Upon the terms and subject to the conditions set forth in this Agreement, as soon as practicable after the Closing and on the Closing Date, a certificate of merger the "Certificate of Merger") shall be duly prepared, executed and acknowledged by the parties in accordance with the relevant provisions of the DGCL and filed with the Secretary of State of the State of Delaware. The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or at such subsequent time or date as Parent and the Company shall specify in the Certificate of Merger. The time at which the Merger becomes effective in accordance with the foregoing is referred to in this Agreement as the "Effective Time."

        Section 2.04.    Effects of the Merger.    The Merger shall have the effects set forth in Section 259 of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Sub shall be vested in the Surviving Corporation, and all debts, liabilities and duties of the Company and Sub shall become the debts, liabilities and duties of the Surviving Corporation.

        Section 2.05.    Certificate of Incorporation and By-Laws.

        (a)   The Certificate of Incorporation of the Company as in effect immediately prior to the Effective Time shall be amended in its entirety as provided in Annex A attached hereto and incorporated herein by reference, and, as so amended, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by Applicable Laws.

        (b)   The By-laws of the Company as in effect immediately prior to the Effective Time shall be amended as provided in Annex B attached hereto and incorporated herein by reference, and, as so amended, shall be the By-laws of the Surviving Corporation until thereafter changed or amended as provided therein or by Applicable Laws.

        Section 2.06.    Directors.    The directors of Sub shall be the directors of the Surviving Corporation effective as of the Effective Time until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

        Section 2.07.    Officers.    The officers of Sub shall be the officers of the Surviving Corporation effective as of the Effective Time until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

        Section 2.08.    Additional Actions.    If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that consistent with the terms of this Agreement any further assignments or assurances in law or any other acts are necessary or desirable (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation, title to and possession of any property or right of either constituent corporation acquired or to be acquired by reason of, or as a result of, the Merger, or (b) otherwise to carry out the purposes of this Agreement, then, subject to the terms and conditions of this Agreement, each such constituent corporation and its officers and directors shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such property or rights in the Surviving Corporation and otherwise to carry out the purposes of this Agreement; and the officers and directors of the Surviving Corporation are fully authorized in the name of either constituent corporation to take any and all such action.

ARTICLE III

CONVERSION OF SECURITIES;
EXCHANGE OF CERTIFICATES

        Section 3.01.    Merger Consideration; Conversion and Cancellation of Securities.

        (a)   The per share consideration payable by Parent with respect to all outstanding shares of capital stock of the Company immediately prior to the Effective Time (collectively, the "Outstanding Shares") shall be equal to $4.30 per share, without interest (the "Per Share Amount").

        (b)   At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any securities of the Company, Parent or Sub:

          (i)    Capital Stock of Sub. Each issued and outstanding share of common stock of Sub immediately prior to the Effective Time shall be automatically converted into and become one fully paid and nonassessable share of common stock of the Surviving Corporation.

          (ii)   Cancellation of Treasury Stock and Parent Owned Stock. Each share of Company Common Stock that is directly owned by the Company (as treasury stock), Parent or Sub immediately prior to the Effective Time shall automatically be canceled and shall cease to exist and no consideration shall be delivered in exchange therefor.

          (iii)  Conversion of Company Common Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares canceled pursuant to Section 3.01(b)(ii), including all accrued and unpaid dividends thereon, shall be automatically converted into and become the right to receive the Per Share Amount. At the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate that immediately prior to the Effective Time represented any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to only the Per Share Amount.

        (c)   Appraisal Rights.    Notwithstanding anything in this Agreement to the contrary, shares (the "Appraisal Shares") of Company Common Stock issued and outstanding immediately prior to the Effective Time that are held by any holder who is entitled to demand and properly demands appraisal of such shares pursuant to, and who otherwise complies in all respects with, the provisions of Section 262 of the DGCL ("Section 262") shall not be converted into the right to receive the Per Share Amount as provided in Section 3.01(b)(iii)), but instead such holder shall be entitled to payment of the fair value of such shares in accordance with the provisions of Section 262. Such holders of Appraisal Shares shall be entitled only to those rights granted under Section 262. At the Effective Time, all Appraisal Shares shall automatically be canceled and shall cease to exist or be outstanding, and each holder of certificates representing Appraisal Shares shall cease to have any rights with respect thereto, except the right to receive the fair value of such shares in accordance with the provisions of Section 262. Notwithstanding the foregoing, if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262 or a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262, then the right of such holder to be paid the fair value of such holder's Appraisal Shares under Section 262 shall cease to exist and such Appraisal Shares shall be treated as if they had been converted at the Effective Time into, and shall have become, the right to receive only the Per Share Amount as provided in Section 3.01(b)(iii). The Company shall serve prompt notice to Parent of any demands for appraisal of any shares of Company Common Stock, and Parent shall have the right to participate in and, subject to Applicable Laws, direct all negotiations and proceedings with respect to such demands. The Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.

        Section 3.02.    Exchange of Certificates.

        (a)   Paying Agent.    Prior to the Effective Time, Parent shall designate a bank or trust company reasonably acceptable to the Company to act as paying agent (the "Paying Agent") for the payment of the Merger Consideration. Parent shall cause the Surviving Corporation to make available to the Paying Agent, on a timely basis, as and when needed after the Effective Time, cash necessary to pay the Per Share Amount for the Outstanding Shares (such cash being hereinafter referred to as the "Exchange Fund").

        (b)   Exchange Procedure.    As soon as reasonably practicable after the Effective Time, the Paying Agent shall mail to each holder of record of an outstanding certificate or outstanding certificates ("Certificates") which immediately prior to the Effective Time represented outstanding shares of Company Common Stock whose shares were converted into the right to receive the Per Share Amount (the "Merger Consideration") with respect thereto pursuant to Section 3.01, (i) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates held by such person shall pass, only upon proper delivery of the Certificates to the Paying

Agent and shall be in customary form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration with respect thereto. Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly completed and validly executed, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the amount of cash, and the Certificate so surrendered shall forthwith be canceled. Upon a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, the proper amount of cash may be issued and paid as described in the previous sentence in exchange therefor to a person other than the person in whose name the Certificate so surrendered is registered if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such issuance shall pay any transfer or other taxes required by reason of the payment of cash to a person other than the registered holder of such Certificate or establish to the satisfaction of Parent that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 3.03(b), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration that the holder thereof has the right to receive pursuant to the provisions of this Article II. No interest shall be paid or shall accrue on any cash payable upon surrender of any Certificate.

        (c)   No Further Ownership Rights in Company Common Stock.    All cash paid upon the surrender for exchange of Certificates in accordance with the terms of this Article II shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to the shares of Company Common Stock formerly represented by such Certificates. At the close of business on the day on which the Effective Time occurs the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Paying Agent for transfer or any other reason, they shall be canceled and exchanged as provided in this Article II, except as otherwise provided by Applicable Law.

        (d)   No Liability.    None of Parent, Sub, the Company or the Paying Agent shall be liable to any person in respect cash from the Exchange Fund in each case delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificates shall not have been surrendered prior to two years after the Effective Time (or immediately prior to such earlier date on which any Merger Consideration would otherwise escheat to or became the property of any Governmental Entity), any such Merger Consideration in respect thereof shall, to the extent permitted by Applicable Laws, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

        (e)   Lost Certificates.    If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed together with an indemnity reasonably acceptable to Parent and, if required by the Parent, the posting by such person of a bond in such reasonable amount as the Parent may direct as indemnity against any claim that may be made against it on account of the alleged loss, theft or destruction of any such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration.

        (f)    Withholding Rights.    Parent, Sub or the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Certificates such amounts as Parent, Sub or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Code, or any other provision of domestic or foreign (whether national, federal, state, provincial, local or otherwise) tax law. To the extent that amounts are so withheld and paid over to the appropriate taxing authority by Parent, Sub or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Certificates in respect of which such deduction and withholding was made by Parent, Sub or the Paying Agent.

        (g)   Termination Prior to Effective Time.    In the event this Agreement is terminated without the occurrence of the Effective Time, Parent shall, or shall cause the Paying Agent to, return promptly any Certificates theretofore submitted or delivered to the Paying Agent, without charge to the person who submitted such Certificates.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

        Section 4.01.    Representations and Warranties of the Company.    Except as set forth on the disclosure schedule (with specific reference to the Section or Subsection of this Agreement to which the information stated in such disclosure relates, with such disclosure to be applicable to other Sections or Subsections of this Agreement to the extent a matter is disclosed in such a way as to make its relevance to the information called for by such other Section or Subsection reasonably apparent on the face of the information disclosed in the Company Disclosure Schedule) delivered by the Company to Parent prior to the execution of this Agreement (the "Company Disclosure Schedule"), the Company represents and warrants to Parent and Sub as follows:

        (a)   Organization, Standing and Power.    The Company and each of its subsidiaries (i) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (ii) has all requisite corporate or company power and authority to carry on its business as now being conducted and (iii) is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, other than where the failure to be so organized, existing, qualified or licensed or in good standing individually or in the aggregate could not reasonably be expected to have a material adverse effect on the Company. The Company has prior to the date of this Agreement made available to Parent true and complete copies of its Certificate of Incorporation (as amended, the "Certificate of Incorporation") and By-laws (the "By-Laws") and the certificate of incorporation and by-laws (or similar organizational documents) of each of its subsidiaries, in each case as amended to the date of this Agreement. The Company has prior to the date of this Agreement made available to Parent and its representatives true and complete copies of the minutes of all meetings of the stockholders, the Board of Directors and each committee of the Board of Directors of the Company held since January 1, 2001, except as such copies, if any, that may have been redacted as described in the Company Disclosure Schedule.

        (b)   Subsidiaries.    Section 4.01(b) of the Company Disclosure Schedule lists each subsidiary of the Company. All the outstanding shares of capital stock or other equity or voting interests of each such subsidiary are owned by the Company, by another wholly owned subsidiary of the Company or by the Company and another wholly owned subsidiary of the Company, free and clear of all pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever (collectively, "Liens"), and are duly authorized, validly issued, fully paid and nonassessable. Except for the capital stock of, or other equity or voting interests in, its subsidiaries, the Company does not own, directly or indirectly, any capital stock of, or other equity or voting interests in, any person.

        (c)   Capital Structure.    The authorized capital stock of the Company consists of 13,000,000 shares of Company Common Stock and 2,000,000 shares of preferred stock, par value $0.01 per share (the "Company Preferred Stock"). As of the close of business on September 3, 2004, there were (i) 4,797,983 shares of Company Common Stock (excluding treasury shares) issued and outstanding, none of which are held by any subsidiary of the Company, (ii) 26,880 shares of Company Common

Stock held by the Company in its treasury, (iii) 57,000 shares of Company Common Stock subject to outstanding Company Stock Options under the 1991 Stock Option Plan of Rag Shops, Inc. (the "1991 Plan") and 89,700 shares of Company Common Stock subject to outstanding Company Stock Options under the 2002 Stock Option Plan of Rag Shops, Inc. (the "2002 Plan") (such plans, collectively, the "Company Stock Plans"); and (iv) no shares of Company Preferred Stock issued and outstanding or held by the Company in its treasury. Part 1 of Section 4.01(c) of the Company Disclosure Schedule sets forth a true and complete list, as of the close of business on September 3, 2004, of (i) all outstanding options to purchase Company Common Stock (collectively, the "Company Stock Options") granted under the Company Stock Plans and (ii) all other rights, if any, to purchase or receive Company Common Stock granted under the Company Stock Plans, together, in each case, with the number of shares of Company Common Stock subject to each such Company Stock Option or other purchase right, the grant dates and exercise prices and vesting schedule of each such Company Stock Option or other purchase right and the names of the holder thereof and the particular Company Stock Plan pursuant to which such Company Stock Option or other purchase right was granted or issued. Other than the Company Stock Options issued pursuant to the Company Stock Plans, there are no outstanding rights of any person to receive Company Common Stock, whether on a deferred basis or otherwise. Except as set forth above, as of the close of business on September 3, 2004, no shares of capital stock of, or other equity or voting interests in, the Company, or options, warrants or other rights to acquire any such stock or securities are issued, reserved for issuance or outstanding. Except as set forth in Part 2 of Section 4.01(c) of the Company Disclosure Schedule, there are no commitments or agreements of any character to which the Company is bound obligating the Company to accelerate the vesting of any Company Stock Option as a result of the Merger. All outstanding shares of Company Common Stock and all outstanding Company Stock Options have been issued and granted in compliance with (i) all applicable securities laws and other applicable Legal Requirements and (ii) all requirements set forth in applicable Contracts. For the purposes of this Agreement, "Legal Requirements" means any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity.

        (x)   During the period from the Reference Date to and including the date of this Agreement, there have been no issuances by the Company of shares of capital stock of, or other equity or voting interests in, the Company other than issuances of shares of Company Common Stock pursuant to the exercise of Company Stock Options or rights under the Company Stock Plans outstanding on such date as required by their terms as in effect on the date of this Agreement and (y) there have been no issuances by the Company or any of its subsidiaries of options, warrants or other rights to acquire shares of capital stock of, or other equity or voting interests in, the Company, other than for rights that may have arisen under the Company Stock Plans. All outstanding shares of capital stock of the Company are, and all shares that may be issued pursuant to the Company Stock Plans and the Company Stock Plans will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. There are no bonds, debentures, notes or other indebtedness of the Company or any of its subsidiaries, and no securities or other instruments or obligations of the Company or any of its subsidiaries, the value of which is in any way based upon or derived from any capital or voting stock of the Company or having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote. Except as set forth on Part 3 of Section 4.01(c) of the Company Disclosure Schedule, there are no Contracts of any kind to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound obligating the Company or any of its subsidiaries to issue, grant, deliver or sell, or cause to be issued, granted, delivered or sold, additional shares of capital stock of, or securities convertible into, or exchangeable or exercisable for, shares of capital stock of, or other equity or voting interests in, the Company or any of its subsidiaries or obligating the Company or any of its subsidiaries to issue, grant, deliver, sell or enter into any such shares, securities, equity or voting interests or Contracts. There are not any outstanding contractual obligations of the Company or any of its subsidiaries to (i) repurchase, redeem or otherwise acquire any shares of capital stock of, or other equity or voting interests in, the Company or any of its subsidiaries or (ii) vote or dispose of any shares of the capital stock of, or other equity or voting interests in, any of its subsidiaries. To the knowledge of the Company as of the date of this Agreement, except as set forth in Part 4 of Section 4.01(c) of the Company Disclosure Schedule, there are no irrevocable proxies and no voting agreements with respect to any shares of the capital stock or other voting securities of the Company or any of its subsidiaries. There are no Contracts to which the Company or any of its subsidiaries is a party pursuant to which the Company or any of its subsidiaries is or could be required to register any securities of the Company of any of its subsidiaries under the Securities Act.

        (d)   Authority; Noncontravention.    The Company has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement, subject, in the case of the consummation of the Merger, only to obtaining the Stockholder Approval. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to approve this Agreement or to consummate the transactions contemplated by this Agreement, subject, in the case of the consummation of the Merger, only to obtaining the Stockholder Approval and to the filing and recordation of the Certificate of Merger as required by the DGCL. This Agreement has been duly executed and delivered by the Company, and assuming the due authorization, execution and delivery by the other parties hereto, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms subject to (i) applicable bankruptcy, insolvency, fraudulent transfer and conveyance, moratorium, reorganization, receivership and similar laws relating to or affecting the enforcement of the rights and remedies of creditors generally, (ii) principles of equity which may limit the availability of remedies (regardless of whether considered and applied in a proceeding in equity or at law) and (iii) an implied covenant of good faith and fair dealing. The Board of Directors of the Company, at a meeting duly called and held at which all of the directors of the Company were present, duly adopted resolutions (i) approving and declaring advisable this Agreement, the Merger, the Purchase Agreement and the other transactions contemplated hereby and thereby, (ii) declaring that it is in the best interests of the Company's stockholders that the Company enter into this Agreement and consummate the Offer and the Merger on the terms and subject to the conditions set forth in this Agreement, and (iii) declaring that this Agreement is fair to the Company's stockholders; provided, that after the date hereof, the Board of Directors of the Company may withdraw its recommendation as set forth in Section 5.03 hereof. Such resolutions were adopted by all of the members of the Board of Directors of the Company, other than Messrs. Berenzweig and Gerstel, who abstained. The execution and delivery of this Agreement by the Company and the consummation of the transactions contemplated hereby and compliance by the Company with the provisions hereof do not and will not conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien in or upon any of the properties or assets of the Company or any of its subsidiaries under, or give rise to any increased, additional, accelerated or guaranteed rights or entitlements under, any provision of (i) the Certificate of Incorporation or By-laws of the Company or the certificate of incorporation or by-laws (or similar organizational documents) of any of its subsidiaries, (ii) except as set forth on Section 4.01(d)(ii) of the Company Disclosure Schedule, any loan or credit agreement, bond, debenture, note, mortgage, indenture, guarantee, lease or other contract, commitment, agreement, instrument, obligation, binding arrangement, binding understanding, binding undertaking, permit, franchise or license, whether oral or written (each, including all amendments thereto, a "Contract"), to which the Company or any of its subsidiaries is a party or any of their respective properties or assets is subject or (iii) subject to the governmental filings and other matters referred to in clauses (1) through (5) of the following sentence, any (A) statute, law, ordinance, rule or regulation or (B) judgment, order or decree, in each case, applicable to the Company or any of its subsidiaries or their respective properties or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, violations, breaches, defaults, rights, results, losses, Liens or entitlements that individually or in the aggregate could not reasonably be expected to have a material adverse effect on the Company. No consent, approval, order or authorization of, or registration, declaration or filing with, any domestic or foreign (whether national, federal, state, provincial, local or otherwise) government or any court, administrative agency or commission or other governmental or regulatory authority or agency, domestic, foreign or supranational (each, a "Governmental Entity") or other person, is required by or with respect to the Company or any of its subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby or compliance with the provisions hereof, except for (1) the filing with the Securities and Exchange Commission (the "SEC") of (A) a proxy statement relating to the meeting of the Company's stockholders to be held in connection with the Merger and (B) all documents related to the Offer and the Merger required to be filed pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), (2) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company or any of its subsidiaries is qualified to do business, (3) such filings with Governmental Entities to satisfy the applicable requirements of state securities or "blue sky" laws, (4) any filings required under the rules and regulations of The Nasdaq Stock Market Inc. ("Nasdaq"), or (5) such other consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made individually or in the aggregate could not reasonably be expected to have a material adverse effect on the Company.

        (e)   SEC Documents.    The Company has filed with the SEC, and has heretofore made available to Parent true and complete copies of, all forms, reports, schedules, statements and other documents required to be filed with the SEC by the Company since January 1, 2001 (together with all information incorporated therein by reference, the "Company SEC Documents"). No subsidiary of the Company is required to file any form, report, schedule, statement or other document with the SEC. As of their respective dates (and, if amended or superceded by a filing prior to the date of this Agreement, then on the date of such filing), the Company SEC Documents complied as to form in all material respects with the requirements of the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Documents, and none of the Company SEC Documents at the time they were filed contained any untrue statement of a material-fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements (including the related notes) included in the Company SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles ("GAAP") (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and (except as amended or superceded by a filing prior to the date of this Agreement) fairly present in all material respects the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and their respective consolidated results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal and recurring year-end audit adjustments). At the time each Company SEC Document filed after July 30, 2002 containing financial statements was filed with the SEC, such Company SEC Document included or was accompanied by the certifications required by the Sarbanes-Oxley Act of 2002 (the "Sarbanes-Oxley

Act"), each such certification complied in all material respects with the Sarbanes-Oxley Act and each such Company SEC Document otherwise complied in all material respects with the applicable requirements of the Sarbanes-Oxley Act. Except as set forth in the balance sheet included in the Company's quarterly report on Form 10-Q for its quarter ended May 29, 2004, as filed with the SEC prior to the date of this Agreement (the "Company 10-Q") or in Section 4.01(e) of the Company Disclosure Schedule and except as arising hereunder, the Company and its subsidiaries have no liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise), other than liabilities and obligations that individually or in the aggregate could not reasonably be expected to have a material adverse effect on the Company and other than as contemplated by this Agreement or as and to the extent otherwise disclosed in the Company Disclosure Schedule or in the Company Filed SEC Documents.

        (f)    Absence of Certain Changes or Events.    Since August 30, 2003 (the "Reference Date") and ending on the date of this Agreement, except (x) as set forth in the balance sheet included in the Company 10-Q, (y) as set forth in Section 4.01(f) of the Company Disclosure Schedule, there has not been, with respect to the Company or any of its subsidiaries or (z) as contemplated by this Agreement or the Purchase Agreement:

          (i)    any material adverse change respecting the Company;

          (ii)   any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of the Company's or any of its subsidiaries' capital stock;

          (iii)  any purchase, redemption or other acquisition of any shares of capital stock or any other securities of the Company or any of its subsidiaries or any options, warrants, calls or rights to acquire such shares or other securities;

          (iv)  any split, combination or reclassification of any of the Company's or any of its subsidiaries' capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock or other securities of the Company or any of its subsidiaries;

          (v)   any (A) grant of any severance or termination pay to (or amendment to any existing arrangement with) any director, officer or employee of the Company or any of its subsidiaries, other than in the ordinary course consistent with past practice to employees of the Company or any of its subsidiaries who are not directors or officers of the Company or any of its subsidiaries; (B) increase in benefits payable under any existing severance, retention or termination pay policies or employment agreements covering any director, officer or employee of the Company or any of its subsidiaries; (C) entering into any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, officer, or employee of the Company or any of its subsidiaries; (D) establishment, adoption or amendment (except as required by Applicable Law) of any collective bargaining agreement, bonus, profit-sharing, thrift, pension, retirement, deferred compensation, compensation, severance, retention, termination, stock option, restricted stock or other benefit plan or arrangement covering any director, officer or employee of the Company or any of its subsidiaries; or (E) any increase in compensation, bonus or other benefits payable to any director, officer or employee of the Company or any of its subsidiaries, other than increases in the ordinary course consistent with past practice to employees of the Company or any of its subsidiaries who are not directors or officers of the Company or any of its subsidiaries;

          (vi)  any damage, destruction or loss, whether or not covered by insurance, that individually or in the aggregate could reasonably be expected to have a material adverse effect on the Company;

          (vii) any material change in financial or tax accounting methods, principles or practices by the Company or any of its subsidiaries, except insofar as may have been required by a change in GAAP or Applicable Laws;

          (viii) any material election with respect to taxes by the Company or any of its subsidiaries, the making or commencement of any Action in respect of any material tax or any settlement or compromise of any material tax liability or refund;

          (ix)  any revaluation by the Company or any of its subsidiaries of any of the material assets of the Company or any of its subsidiaries;

          (x)   any increase in the aggregate indebtedness for borrowed money or any increase in purchase commitments or other liabilities or obligations required by GAAP to be disclosed incurred by the Company or any of its subsidiaries, except for liabilities, commitments and obligations incurred in the ordinary course of business consistent with past practice; or

          (xi)  any agreement by the Company or any of its subsidiaries to do any of the foregoing.

        (g)    Litigation.    Except as set forth in the Company's annual report on Form 10-K for its year ended August 30, 2003 filed with the SEC on November 24, 2003 or as an exhibit to any Company SEC Document filed after November 24, 2003 and prior to the date of this Agreement (the "Company Filed SEC Documents") or Section 4.01(g) of the Company Disclosure Schedules, there is no suit, claim, action, investigation or proceeding pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its subsidiaries or any of their respective assets before or by any Governmental Entity that, if adversely determined to the Company or its subsidiaries, could, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Company, nor is there any judgment, order or decree of any Governmental Entity or arbitrator outstanding against the Company or any of its subsidiaries that individually or in the aggregate could reasonably be expected to have a material adverse effect on the Company.

        (h)    Contracts.    Except for Contracts filed as exhibits to the Company Filed SEC Documents, there are no Contracts that are required to be filed as an exhibit to any Company SEC Document under the Exchange Act and the rules and regulations promulgated thereunder. Except for Contracts filed in unredacted form as exhibits to the Company Filed SEC Documents and purchase orders entered into in the ordinary course of business, Section 4.01(h) of the Company Disclosure Schedule sets forth a true and complete list as of the date of this Agreement, and the Company has made available to Parent true and correct copies, of:

          (i)    any real property lease or other real property contracts;

          (ii)   all Contracts of the Company or any of its subsidiaries made outside the ordinary course of business;

          (iii)  all Contracts to which the Company or any of its subsidiaries is a party, or that purport to be binding upon the Company, any of its subsidiaries or any of its affiliates, that contain a covenant restricting the ability of the Company or any of its subsidiaries (or which, following the consummation of the Merger, could restrict the ability of Parent or any of its subsidiaries, including the Company and its subsidiaries) to compete in any business or with any person or in any geographic area;

          (iv)  all Contracts of the Company or any of its subsidiaries with any affiliate of the Company (other than any of its subsidiaries);

          (v)   all Contracts to which the Company or any of its subsidiaries is party granting any license to any material property, asset or right;

          (vi)  all confidentiality, standstill or similar agreements to which the Company or any of its subsidiaries is a party (other than any such agreement entered into with a person that expresses interest in acquiring the Company);

          (vii) all joint venture, partnership or other similar agreements (including all amendments thereto); and

          (viii) except as set forth in Section 4.01(c), all loan agreements, credit agreements, notes, debentures, bonds, mortgages, indentures and other similar types of Contracts (collectively, "debt obligations") pursuant to which any indebtedness of the Company or any of its subsidiaries is outstanding or may be incurred and all guarantees of or by the Company or any of its subsidiaries of any debt obligations of any other person (other than the Company or any of its subsidiaries) (except for such indebtedness or guarantees the aggregate principal amount of which does not exceed $50,000), including the respective aggregate principal amounts outstanding as of the date of this Agreement.

        None of the Company or any of its subsidiaries is in violation or breach of or default (with or without notice or lapse of time or both) under, or has waived or failed to enforce any rights or benefits under, any Contract required to be disclosed pursuant to clauses (i) through (viii) (inclusive) of this Section 4.01(h) to which it is a party or any of its properties or assets is subject (collectively, "Material Contracts"), and, to the knowledge of the Company or such subsidiary, no other party to any of its Material Contracts is in violation or breach of or default (with or without notice or lapse of time or both) under, or has waived or failed to enforce any rights or benefits under, and there has occurred no event giving to others any right of termination, amendment or cancellation of, with or without notice or lapse of time or both, any such Material Contract except, in each case, for violations, breaches, defaults, waivers or failures to enforce material rights or benefits that individually or in the aggregate could not reasonably be expected to have a material adverse effect on the Company.

        (i)    Compliance with Laws.    Except with respect to Environmental Laws and taxes (as defined in Section 4.01(n)(iv)), which are the subject of Sections 4.01(l) and 4.01(n), respectively, the Company and its subsidiaries and their relevant personnel and operations are and, since the Reference Date, have been, in compliance with all material statutes, laws, ordinances, rules, regulations, judgments, orders and decrees of any Governmental Entity ("Applicable Laws") applicable to their businesses or operations, except where the failure to so be in compliance could not individually or in the aggregate be reasonably likely to have a material adverse effect on the Company. None of the Company or any of its subsidiaries has received, since the Reference Date, a notice or other written communication alleging or relating to a possible violation of any material statute, law, ordinance, rule, regulation, judgment, order or decree of any Governmental Entity applicable to its businesses or operations, except where the failure to so be in compliance could not individually or in the aggregate be reasonably likely to have a material adverse effect on the Company. The Company and its subsidiaries have in effect all material permits, licenses, variances, exemptions, authorizations, operating certificates, franchises, orders and approvals of all Governmental Entities (collectively, "Permits") necessary or advisable for them to own, lease or operate their properties and assets and to carry on their businesses as now conducted, and there has occurred a material violation of, default (with or without notice or lapse of time or both) under, or event giving to others any right of termination, amendment or cancellation of, with or without notice or lapse of time or both, any Permit. There is no event which has occurred that, to the knowledge of the Company, could reasonably be expected to result in the revocation, cancellation, non-renewal or adverse modification of any material Permit.

        (j)    Absence of Changes in Benefit Plans; Employment Agreements.    Except as disclosed in the Company Filed SEC Documents or on the applicable section(s) of the Company Disclosure Schedule, and except in the ordinary course consistent with past practice or as required by Applicable Laws, since the Reference Date, none of the Company or any of its subsidiaries has terminated, adopted, amended in any material respect or agreed to amend in any material respect any cash bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock appreciation, restricted stock, stock option, phantom stock, performance, retirement, thrift, savings, stock bonus, cafeteria, paid time off, vacation, severance, disability, death benefit, hospitalization, medical, welfare benefit or other material perquisite, material fringe benefit, or other material plan, program, policy, or arrangement maintained, contributed to, or required to be maintained or contributed to by the Company or any other person or entity that, together with the Company, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code (each, a "Commonly Controlled Entity"), in each case providing benefits to any current or former directors, officers, employees or consultants of the Company or any of its subsidiaries (collectively, "Company Benefit Plans") or has made any material change in any actuarial or other assumption used to calculate funding obligations with respect to any Company Pension Plan or any material change in the manner in which contributions to any Company Pension Plans are made or the basis on which such contributions are determined. Except as disclosed in the Company Filed SEC Documents, on the applicable section(s) of the Company Disclosure Schedule or as required by Applicable Laws, there exist no (i) employment (except employment at will), consulting, deferred compensation, severance, termination or indemnification agreements or arrangements providing for annual salary in excess of $100,000 between the Company or any of its subsidiaries, on the one hand, and any current or former director, officer, employee or consultant of the Company or any of its subsidiaries, on the other hand or (ii) agreements or arrangements between the Company or any of its subsidiaries, on the one hand, and any current or former director, officer, employee or consultant of the Company or any of its subsidiaries, on the other hand, that provide material benefits which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company of the nature contemplated by this Agreement (all such agreements and arrangements described in clauses (i) and (ii), collectively, "Company Benefit Agreements").

        (k)    Labor Matters.    Except as set forth in Section 4.01(k) of the Company Disclosure Schedule, there are no collective bargaining agreements or other labor union contracts applicable to any employees of the Company or any of its subsidiaries. There is no labor dispute, strike, work stoppage or lockout, or, to the knowledge of the Company, threat thereof, by or with respect to any employee of the Company or any of its subsidiaries, except where such dispute, strike, work stoppage or lockout individually or in the aggregate could not reasonably be expected to have a material adverse effect on the Company.

        (l)    Environmental Matters.

          (i)    Permits and Authorizations. Each of the Company and its subsidiaries possesses all Environmental Permits necessary to conduct its businesses and operations as now being conducted except where the failure to so possess such Environmental Permits would not have a material adverse effect on the Company.

          (ii)   Compliance. Each of the Company and its subsidiaries is in compliance with all applicable Environmental Laws and all Environmental Permits except for failures to be in compliance that individually or in the aggregate could not reasonably be expected to have a material adverse effect on the Company. None of the Company or its subsidiaries has received any written communication from any Governmental Entity or other person that alleges that the Company or any of its subsidiaries has violated in any material respect or is, or may be, liable in any material respect under any Environmental Law.

          (iii)  Environmental Claims. There are no material Environmental Claims pending or, to the knowledge of the Company, overtly threatened (A) against the Company or any of its subsidiaries or (B) against any person whose liability for any Environmental Claim the Company or any of its subsidiaries has retained or assumed, either contractually or by operation of law, and none of the Company or its subsidiaries has contractually retained or assumed any liabilities or obligations that could reasonably be expected to provide the basis for any material Environmental Claim.

          (iv)  Releases. There have been no Releases of any Hazardous Materials that could reasonably be expected to form the basis of any material Environmental Claim against the Company or any of its subsidiaries.

          (v)   Definitions.

            (A)  "Environmental Claims" means any and all actions, orders, decrees, suits, demands, directives, claims, liens, investigations, proceedings or notices of violation by any Governmental Entity or other person alleging potential responsibility or liability arising out of, based on or related to (x) the presence, Release or threatened Release of, or exposure to, any Hazardous Materials at any location or (y) circumstances forming the basis of any violation or alleged violation of any Environmental Law.

            (B)  "Environmental Laws" means all laws, rules, regulations, orders, decrees, common law, judgments or binding agreements issued, promulgated or entered into by or with any Governmental Entity relating to pollution or protection of the environment or human health.

            (C)  "Environmental Permits" means all permits, licenses, registrations and other authorizations required under applicable Environmental Laws.

            (D)  "Hazardous Materials" means all hazardous, toxic, explosive or radioactive substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos,

    polychlorinated biphenyls, radon gas and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

            (E)  "Release" means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into the environment or within any building, structure, facility or fixture.

        (m)    ERISA Compliance.

          (i)    Section 4.01(m)(i) of the Company Disclosure Schedule contains a true, complete and correct list of all Company Benefit Plans, including each "employee pension benefit plan" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) (sometimes referred to herein as a "Company Pension Plan"), and "employee welfare benefit plan" (as defined in Section 3(1) of ERISA), and all material Company Benefit Agreements. The Company has made available or provided to Parent true, complete and correct copies of (A) each Company Benefit Plan and Company Benefit Agreement, (B) the three (3) most recent annual reports on Form 5500 filed with the Internal Revenue Service with respect to each Company Benefit Plan (if any such report was required pursuant to Applicable Laws), (C) the most recent summary plan description of each Company Benefit Plan for which such summary plan description is required, (D) each trust agreement and group annuity contract relating to any Company Pension Plan and (E) the most recent Internal Revenue Service determination letter for each Company Pension Plan intended to be tax-qualified under Section 401(a) of the Code.

          (ii)   Each Company Benefit Plan has been administered in all material respects in accordance with its terms. The Company, its subsidiaries and each Company Benefit Plan are in compliance in all material respects with the applicable provisions of ERISA and the Code, and all other domestic or foreign (whether national, federal, state, provincial, local or otherwise) laws. There is no pending or, to the knowledge of the Company, overtly threatened, suit, claim (other than claims for benefits in the ordinary course of business), action, investigation or proceeding relating to Company Benefit Plans.

          (iii)  All Company Pension Plans intended to be qualified have received favorable determination letters from the Internal Revenue Service with respect to tax law changes prior to the Economic Growth and Tax Relief Reconciliation Act of 2001, to the effect that such Company Pension Plans are qualified under Section 401(a) of the Code or has been established under prototype plan for which a determination letter from the Internal Revenue Services has been obtained by the plan sponsor and no such determination letter has been revoked nor, to the knowledge of the Company, has any such revocation been threatened, nor has any such Company Pension Plan been amended, nor, to the extent required, has there been a failure to amend, in each case since the date of its most recent determination letter or application therefor in any respect that would adversely affect its qualification or require security under Section 307 of ERISA.

          (iv)  No Company Benefit Plan is, or during the five (5) year period ending on the date hereof, has been, subject to Title IV or Section 302 of ERISA or Section 412 of the Code. To the knowledge of the Company, none of the Company, any of its subsidiaries, any officer of the Company or any of its subsidiaries, any of the Company Benefit Plans which are subject to ERISA, including the Company Pension Plans, or any trusts created thereunder or any trustee or administrator thereof has engaged in a "prohibited transaction" (as such term is defined in Section 406 ERISA or Section 4975 of the Code) that could reasonably be expected to subject the Company, any of its subsidiaries or any officer of the Company or any of its subsidiaries to any material tax or penalty on prohibited transactions imposed by such Section 4975.

          (v)   With respect to each Company Benefit Plan that is an employee welfare benefit plan, (A) such Company Benefit Plan is not funded through a "welfare benefit fund" (as such term is defined in Section 419(e) of the Code) and (B) such Company Benefit Plan that is a "group health plan" (as such term is defined in Section 5000(b)(1) of the Code) complies in all material respects with applicable requirements of Section 4980B(f) of the Code and Part 6 of Title I of ERISA. Neither the Company nor any of its subsidiaries has any material obligation for retiree health or life benefits under any Company Benefit Plan or Company Benefit Agreement.

          (vi)  Except as disclosed on Section 4.01(m)(vi) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement by the Company nor the obtaining of the Stockholder Approval nor the consummation of the merger will (A) entitle any current or former director, officer, employee or consultant of the Company or any of its subsidiaries to severance pay, (B) except pursuant to the Company Stock Plans which provide for Company Stock Options, accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, or increase the amount payable or trigger any other material obligation pursuant to, any Company Benefit Plan or Company Benefit Agreement or (C) result in any material breach or violation of, or a default under, any Company Benefit Plan or Company Benefit Agreement.

          (vii) Other than payments that may be made to the persons listed in Section 4.01(m)(vii) of the Company Disclosure Schedule, any amount or economic benefit that could reasonably be expected to be received (whether in cash or property or the vesting of property) as a result of the execution and delivery of this Agreement by the Company, the obtaining of the Stockholder Approval or the consummation of the Merger (including as a result of termination of employment on or following the Effective Time) by any current or former director, officer, employee or consultant of the Company or any of its affiliates who is a "disqualified individual" (as such term is defined in proposed Treasury Regulation Section 1.280G-1) under any Company Benefit Plan or Company Benefit Agreement or otherwise would not be characterized as an "excess parachute payment" (as defined in Section 280G(b)(1) of the Code).

          (viii) The Company does not have material joint and several liability (actual or potential) under either ERISA or the Code with respect to any "employee benefit plan" (as defined in Section 3(3) of ERISA) solely by reason of being treated as a single employer under Section 414 of the Code or Section 4001(b) of ERISA, with any trade, business or entity other than the Company.

        (n)    Taxes.

          (i)    Taxes Generally.    Except as set forth on Section 4.01(n) of the Company Disclosure Schedule:

            (A)  Each of the Company and its subsidiaries has timely filed all material tax returns (as defined below in clause (iv)) required to be filed by it. Each of the Company and each of its subsidiaries has timely paid or caused to be timely paid all taxes shown as due on such tax returns and any other material amount of taxes with respect to the taxable periods covered by such tax returns and all material other taxes as are due, and the most recent financial statements contained in the Company Filed SEC Documents reflect a reserve that is adequate in the reasonable judgment of the Company, (in addition to any reserve for deferred taxes established to reflect timing differences between book and tax income) for all taxes payable by the Company and its subsidiaries for all taxable periods and portions thereof through the date of such financial statements.

            (B)  Except as set forth in Section 4.01(n) of the Company Disclosure Schedule, no material tax return of the Company or any of its subsidiaries is under audit or examination by any taxing authority, and no notice of such an audit or examination has been received by the Company or any of its subsidiaries. There is no pending or, to the knowledge of the Company, threatened deficiency, refund litigation, proposed adjustment or matter in controversy with respect to any material amount of taxes due and owing by the Company or any of its subsidiaries. Each deficiency resulting from any completed audit or examination relating to any material amount of taxes by any taxing authority has been timely paid.

            (C)  With respect to the Company or any subsidiaries, there is not currently effective (i) any agreement or other document extending, or having the effect of extending, the period of assessment or collection of any taxes, and no power of attorney with respect to any taxes has been executed or filed with any taxing authority or (ii) any material closing agreement pursuant to Section 7121 of the Code (or any similar provision of foreign, state or local law) relating to the assets or operations of the Company or any of its subsidiaries.

            (D)  No Liens for taxes exist with respect to any assets or properties of the Company or any of its subsidiaries, except for statutory Liens for taxes not yet due and Liens that individually or in the aggregate could not reasonably be expected to have a material adverse effect on the Company.

            (E)  Neither the Company nor any of its subsidiaries will be required to include in a taxable period ending after the Effective Time any material taxable income, loss or deduction attributable to income, loss or deduction that accrued (for purposes of the financial statements of the Company included in the Company Filed SEC Documents) in a prior taxable period but was not recognized for tax purposes in any prior taxable period as a result of the installment method of accounting, the completed contract method of accounting, the long-term contract method of accounting, the cash method of accounting or Section 481 of the Code or comparable provisions of any other, domestic or foreign (whether national, federal, state, provincial, local or otherwise) tax laws, or for any other reason. Neither the Company nor any of its subsidiaries has agreed to or is required to make any adjustment under Section 481(a) of the Code.

            (F)  The Company and its subsidiaries have complied with all applicable statutes, laws, ordinances, rules and regulations relating to the payment and withholding of taxes (including withholding of taxes pursuant to Sections 1441, 1442, 3121 and 3402 of the Code and similar provisions under any other domestic or foreign (whether national, federal, state, provincial, local or otherwise) tax laws), except for such statutes, laws, ordinances, rules and regulations, the violation of which individually or in the aggregate could not reasonably be expected to have a material adverse effect on the Company. The Company and its subsidiaries have, within the time and the manner prescribed by law, withheld from and paid over to the proper Governmental Entities all amounts required to be so withheld and paid over under Applicable Laws, except for such amounts which individually or in the aggregate could not reasonably be expected to have a material adverse effect on the Company.

            (G)  No claim has been made by any taxing authority since December 31, 2001 with respect to the Company or any of its subsidiaries in a jurisdiction where the Company or such subsidiary does not file tax returns that the Company or such subsidiary is or may be subject to taxation by that jurisdiction which has not been resolved and which would, individually or in the aggregate, reasonably be expected to result in a material liability for taxes.

            (H)  There are no material requests for rulings or determinations pending between the Company or any of its subsidiaries and any taxing authority.

            (I)   Neither the Company nor any of its subsidiaries has been a member of an affiliated group filing consolidated, combined or unitary tax returns other than a group for which the Company was the common parent.

            (J)   Neither the Company nor any of its subsidiaries is a party to any contract, agreement, plan or arrangement relating to allocating or sharing the payment of, or liability for, taxes with respect to any taxable period.

            (K)  Neither the Company nor any of its subsidiaries has, with regard to any assets or property held or acquired by any of them, agreed to have former Section 341(f)(2) of the Code (or any similar provision of state, local, or foreign law) apply to any disposition of any such assets or properties.

            (L)  Neither the Company nor any of its subsidiaries is a party to any agreement, contract, arrangement or plan that has resulted or could result, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code or which could result in a disallowed deduction under Section 162(m) of the Code.

          (ii)   None of the Company or any of its subsidiaries has constituted either a "distributing corporation" or a "controlled corporation" (in each case, within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355(e) of the Code (A) in the two years prior to the date of this Agreement or (B) in a distribution that could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

          (iii)  The Company was not, at any time during the period specified in Section 897(c)(1)(A)(ii) of the Code, a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

          (iv)  As used in this Agreement, (A) "taxes" shall include (1) all forms of taxation, whenever created or imposed, and whether domestic or foreign, and whether imposed by a national, federal, state, provincial, local or other Governmental Entity, including all interest, penalties and additions imposed with respect to such amounts, (2) liability for the payment of any amounts of the type described in clause (1) as a result of being a member of an affiliated, consolidated, combined or unitary group and (3) liability for the payment of any amounts as a successor or as a result of being party to any tax sharing agreement or as a result of any express or implied obligation to indemnify any other person with respect to the payment of any amount described in clause (1) or (2) and (B) "tax returns" shall mean all domestic or foreign (whether national, federal, state, provincial, local or otherwise) returns, declarations, statements, reports, schedules, forms and information returns relating to taxes and any amended tax return.

        (o)    Title to Properties.

          (i)    Except as set forth in Part 1 of Section 4.01(o) of the Company Disclosure Schedule the Company does not own any real property. Each of the Company and its subsidiaries has good and marketable title to, or valid leasehold interests in, all of its properties and assets (including, without limitation, inventory in transit) except for such as are no longer used or useful in the conduct of its businesses or as have been disposed of in the ordinary course of business and except for defects in title, easements, restrictive covenants and similar encumbrances that individually or in the aggregate could not reasonably be expected to have a material adverse effect on the Company. Except as set forth on Part 2 of Section 4.01(o) of the Company Disclosure Schedule, all such properties and assets, are free and clear of all material Liens, other than Liens that are claims by lessors arising under lLeases pursuant to which the Company is the lessee.

          (ii)   Section 4.01(o)(ii) of the Company Disclosure Schedule lists each real property lease to which the Company or any of its subsidiaries, copies of which have been delivered to Parent prior to the date of the Agreement. Each of the Company and its subsidiaries has complied in all material respects with the terms of all real estate leases to which it is a party and under which it is in occupancy, and all such real estate leases are in full force and effect, except where the failure to so be in compliance or where the failure to so be in full force and effect could not individually or in the aggregate be reasonably likely to have a material adverse effect on the Company. To the knowledge of the Company, the Company and its subsidiaries enjoy peaceful and undisturbed possession under all such real estate leases. Neither the Company nor any of its subsidiaries has entered into any assignment of any lease or sublease of any portion of the real property that is the subject to such leases. To the knowledge of the Company, no person, other than the Company and its subsidiaries, has any right to occupy any of such property.

          (iii)  Neither the Company nor any of its subsidiaries owns any real property.

          (iv)  To the knowledge of the Company, the real property leased by the Company or any of its subsidiaries: (i) is adequate for the uses for which it is used by the Company and its subsidiaries; and (ii) is not the subject of any pending condemnation, eminent domain or inverse condemnation proceedings or any other taking by public authority with or without payment of consideration therefor, nor has any such notice of such a proposed condemnation or taking been received by the Company or any of its subsidiaries.

        (p)    Intellectual Property.

          (i)    Each of the Company and its subsidiaries owns, or is validly licensed or otherwise has the right to use, in each case free and clear of any Liens, all Intellectual Property used or necessary to carry on its business as now being conducted except for Intellectual Property the failure of which to own or have the right to use could not reasonably be expected to have a material adverse effect on the Company. The Company has made available to Parent true, complete and correct copies of all material license agreements relating to Intellectual Property to which the Company or any of its subsidiaries is a party as of the date of this Agreement.

          (ii)   To the Company's knowledge, none of the Company or any of its subsidiaries has infringed upon, misappropriated or otherwise come into conflict with any Intellectual Property or other proprietary information of any other person, except for any such infringement, misappropriation or other conflict that individually or in the aggregate could not reasonably be expected to have a material adverse effect on the Company. None of the Company or any of its subsidiaries has received any written material charge, complaint, claim, demand or notice alleging any such infringement, misappropriation or other conflict (including any claim that the Company or any of its subsidiaries must license or refrain from using any Intellectual Property or other proprietary information of any other person), or is party to or the subject of any pending or, to the knowledge of the Company, threatened, material suit, claim, action, investigation or proceeding before or by any Governmental Entity with respect to any such infringement, misappropriation or conflict, that has not been settled or otherwise fully resolved. To the Company's knowledge, no other person has infringed upon, misappropriated or otherwise come into conflict with any Intellectual Property owned by, licensed to or otherwise used by the Company or any of its subsidiaries, except for any such infringement, misappropriation or other conflict that individually or in the aggregate could not reasonably be expected to have a material adverse effect on the Company.

          (iii)  As used in this Agreement, "Intellectual Property" shall mean trademarks (registered or unregistered), service marks, brand names, certification marks, trade dress, assumed names, trade names and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; trade secrets and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any person; registration or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; any similar intellectual property or proprietary rights similar to any of the foregoing; licenses, immunities, covenants not to sue and the like relating to any of the foregoing; and any claims or causes of action arising out of or related to any infringement, misuse or misappropriation of any of the foregoing.

        (q)    State Takeover Statutes.    Assuming the accuracy of the representations and warranties of Parent and Sub set forth in Section 4.02(g), the approval of this Agreement, the Offer, the Merger and the Purchase Agreement (including any amendments to this Agreement or the Purchase Agreement) by the Board of Directors of the Company referred to in Section 4.01(d) and the Recitals constitutes approval of the Offer, the Merger and the Purchase Agreement (including any amendments to this Agreement or the Purchase Agreement) for purposes of Section 203 of the DGCL and represents all of the action necessary to ensure that the restrictions on business combinations (as such term is defined therein) set forth in Section 203 of the DGCL do not and will not apply to the execution and delivery of this Agreement or the Purchase Agreement (including any amendments to this Agreement or the Purchase Agreement) or the consummation of the Offer or the Merger or the other transactions contemplated by this Agreement or the Purchase Agreement (including any amendments this Agreement or the Purchase Agreement may be amended). To the knowledge of the Company, no state takeover or other similar statute or regulation is applicable to the Offer, the Merger, this Agreement or the Purchase Agreement (including any amendments to this Agreement or the Purchase Agreement) or the other transactions contemplated by this Agreement or the Purchase Agreement (including any amendments to this Agreement or the Purchase Agreement).

        (r)    Voting Requirements.    Assuming the accuracy of the representations and warranties of Parent and Sub set forth in Section 4.02(i), the affirmative vote at the Stockholders Meeting or any adjournment or postponement thereof of the holders of a majority of the votes represented by all the outstanding shares of Company Common Stock in favor of adopting this Agreement (the "Stockholder Approval") is the only vote of the holders of any class or series of the Company's capital stock necessary to approve or adopt this Agreement or the Merger.

        (s)    Brokers; Schedule of Fees and Expenses.    No broker, investment banker, financial advisor or other person, other than SunTrust Capital Markets, Inc., the fees and expenses of which will be paid by the Company, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. The Company has delivered to Parent true and complete copies of all agreements under which any such fees or expenses are payable and all indemnification and other agreements related to the engagement of the persons to whom such fees are payable.

        (t)    Opinion of Financial Advisor.    The Company has received the opinion of SunTrust Capital Markets, Inc., in customary form, to the effect that, as of the date of this Agreement, the consideration to be received in the Offer and the Merger by the holders of the Company Common Stock is fair to the holders of the Company Common Stock from a financial point of view, a copy of which opinion has been delivered to Parent by the Company prior to the execution of this Agreement.

        (u)    Books and Records.    The minute books and stock record books of the Company and its subsidiaries, all of which have been made available to Parent prior to the date of this Agreement, are complete and correct in all material respects.

        (v)    Sufficiency of Assets.    The assets, properties and rights owned, leased or licensed by the Company or its subsidiaries, and all the Contracts to which the Company and its subsidiaries is a party constitute all of the properties, assets and Contracts that are necessary to the operation and continued conduct of the business of the Company and its subsidiaries after the Closing in substantially the same manner has conducted prior thereto.

        (w)    Inventory.    The inventory and supplies of the Company and its subsidiaries were acquired in the ordinary course of the business of the Company and its subsidiaries and consist in all material respects of items that are good and merchantable and of a quality and quantity usable and saleable (in the case of inventory) in the ordinary course of business, except to the extent of reserves, allowances and write-downs reflected in the balance sheet set forth in the Company 10-Q. All such inventory is valued at the lower of cost or market (using the retail inventory method), in accordance with GAAP consistently applied. There are no actual or, to the knowledge of the Company, potential material liabilities or material obligations with respect to the return of inventory in the possession of customers. The inventories as reflected in the balance sheets set forth in the Company Filed SEC Documents do not consist of any items held on consignment.

        (x)    Accounts Payable and Other Accrued Expenses.    The accounts payable and other accrued expenses included among the liabilities of the Company and its subsidiaries represent in all material respects bona fide obligations incurred by the Company or a subsidiary of the Company that arose in the ordinary course of its business. As of July 31, 2004, the accounts payable and other accrued expenses of the Company and its subsidiaries did not exceed $13,700,000.

        (y)    Suppliers.    Section 4.01(y) of the Company Disclosure sets forth a list of the Company's top twenty suppliers (on a consolidated basis) (by volume of purchases from such suppliers), for the fiscal years ended August 31, 2002 and August 30, 2003 and the period ended May 29, 2004. To the knowledge of the Company: (i) no event, occurrence or fact has occurred or is likely to occur which threatens to adversely and materially affect the arrangements of the Company or any of its subsidiaries with such suppliers; and (ii) no event, occurrence, or fact has occurred or is likely to occur which would lead it to believe that any of such suppliers or vendors will not continue to supply the current level and type of materials, supplies, merchandise, services and other goods currently being provided to the Company or any of its subsidiaries on similar terms and conditions.

        (z)    Insurance.    Section 4.01(z) of the Company Disclosure Schedule sets forth each insurance policy (specifying the insurer, the type of insurance and the policy number) maintained by the Company or any of its subsidiaries on their respective properties, assets, products, business or personnel. The Company has made available to Parent copies of the most recent inspection reports, if any, received from insurance underwriters as to the condition of the properties and assets owned, leased, occupied or operated by the Company or its subsidiaries or the conduct of their business, and such reports are true and complete in all material respects. Neither the Company nor any of its subsidiaries is, to the knowledge of the Company, in default in any material respect with respect to any provision contained in any insurance policy. The Company and its subsidiaries have maintained insurance with carriers which are, to the knowledge of Company, financially sound and of good reputation. Copies of all liability insurance policies of the Company and its subsidiaries that are in effect have heretofore been made available by the Company to Parent prior to the date of this Agreement.

        (aa)    Transaction Fees.    The fees and expenses paid or payable by the Company in connection with this Agreement and the transactions contemplated hereby, whether before or after the date of this Agreement, including the fees and expenses of SunTrust Robinson Humphrey, investment banking, broker, legal, accounting and other advisors' fees, do not and will not exceed $1,450,000; provided, however, that the foregoing amount shall not include: (x) fees payable pursuant to the Management Services Agreement dated as of the date of this Agreement (the "Management Services Agreement") between the Company and Sun Capital Partners Management III, LLC; (y) the insurance premium referred to in the Section 6.06(g); and (z) legal fees and expenses incurred in connection with any action, suit or proceeding seeking to restrain or prohibit the making or consummation of the performance of any transactions contemplated by this Agreement or challenging the acquisition by Parent or Sub of any shares pursuant to the Offer or the Merger.

        (bb)    Schedule 14D-9; Information in the Offer Documents.    Neither the Schedule 14D-9, the Schedule 13E-3, any other document required to be filed by the Company with the SEC in connection with the Offer, the Merger or any other transaction contemplated hereby, nor any information supplied by the Company for inclusion in the Offer Documents shall, at the respective times the Schedule 14D-9, any such other filings by the Company, the Offer Documents or any amendments or supplements thereto are filed with the SEC or are first published, sent or given to stockholders of the Company, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading. The Schedule 14D-9, the Schedule 13E-3, any other document required to be filed by the Company with the SEC in connection with the Offer, the Merger or any other transaction contemplated hereby will, when filed by the Company with the SEC, comply as to form in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to the statements made in any of the foregoing documents based on and in conformity with information supplied by or on behalf of Parent or Sub in writing specifically for inclusion therein.

        (cc)    Information in Proxy Statement.    The Proxy Statement, if any, provided to stockholders of the Company in connection with the Merger and the Schedule 13E-3, will not, at the date mailed to the Company's stockholders and at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading, except that no representation is made by the Company with respect to statements made therein based on information furnished by Parent or Sub for inclusion in the Proxy Statement, if any. The Proxy Statement, if any, and the Schedule 13E-3 will comply in all material respects with the provisions of the Exchange Act, and the rules and regulations thereunder.

        (dd)    Information Accurate and Complete.    Without limiting the specific language of any other representation or warranty herein, the representations and warranties made by the Company in the Agreement, when taken as a whole, do not contain an untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made herein, in light of the circumstances under which they were made, not misleading.

        Section 4.02.    Representations and Warranties of Parent and Sub.    Except as set forth on the disclosure schedule (with specific reference to the Section or Subsection of this Agreement to which the information stated in such disclosure relates, with such disclosure to be applicable to other Sections or Subsections of this Agreement to the extent a matter is disclosed in such a way as to make its relevance to the information called for by such other Section or Subsection readily apparent on its face) delivered by Parent to the Company prior to the execution of this Agreement (the "Parent Disclosure Schedule"), Parent and Sub represent and warrant to the Company as follows:

  (a)
  Organization, Standing and Corporate Power.    Each of Parent and Sub (i) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated, (ii) has all requisite corporate power and authority to carry on its business as now being conducted and (iii) is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, other than where the failure to be so organized, existing, qualified or licensed or in good standing individually or in the aggregate could not reasonably be expected to have a material adverse effect on Parent. Parent has made available to the Company true and complete copies of its Certificate of Incorporation and By-laws and the Certificate of Incorporation and By-laws of Sub, in each case as amended to the date of this Agreement.

  (b)
  Authority; Noncontravention.    Parent and Sub have the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by Parent and Sub and the consummation by Parent and Sub of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Parent and Sub and no other corporate proceedings on the part of Parent or Sub are necessary to approve this Agreement or to consummate the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by Parent and Sub, as applicable, and constitutes a valid and binding obligation of Parent and Sub, as applicable, enforceable against Parent and Sub, as applicable, in accordance with its terms subject to (i) applicable bankruptcy, insolvency, fraudulent transfer and conveyance, moratorium, reorganization, receivership and similar laws relating to or affecting the enforcement of the rights and remedies of creditors generally, (ii) principles of equity (regardless of whether considered and applied in a proceeding in equity or at law) and (iii) an implied covenant of good faith and fair dealing. The execution and delivery of this Agreement by Parent and Sub and the consummation of the transactions contemplated hereby and the compliance by Parent and Sub with the provisions of this Agreement do not and will not conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Parent under, or give rise to any increased, additional, accelerated or guaranteed rights or entitlements under, any provision of (i) the certificate of incorporation or by-laws of Parent or the certificate of incorporation or by-laws of Sub, (ii) any Contract to which Parent or Sub is a party or any of their respective properties or assets is subject or (iii) subject to the governmental filings and other matters referred to in the following sentence, any (A) statute, law, ordinance, rule or regulation or (B) judgment, order or decree, in each case, applicable to Parent or Sub or their respective properties or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, violations, defaults, rights, results, losses, Liens or entitlements that individually or in the aggregate could not reasonably be expected to prevent or materially impede or delay the consummation of the Offer and the Merger or the other transactions contemplated by this Agreement. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Parent or Sub in connection with the execution and delivery of this Agreement by Parent and Sub or the consummation by Parent and Sub of the transactions contemplated hereby or the compliance with the provisions of this Agreement, except for (1) the filing with the SEC of all documents related to the Offer and the Merger required to be filed pursuant to the Exchange Act, (2) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (3) filings with the Nasdaq and (4) such other consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made individually or in the aggregate could not reasonably be expected to prevent or materially impede or delay the consummation of the Offer or the Merger or the other transactions contemplated by this Agreement.

  (c)
  Offer Documents; Information in Schedule 14D-9 and Proxy Statement.    The Offer Documents, the Schedule 13E-3 and any other documents to be filed by Parent with the SEC in connection with the Offer, the Merger and the other transactions contemplated hereby will comply as to form in all material respects with applicable provisions of the Exchange Act and the Securities Act, respectively, and the rules and regulations thereunder. None of the Offer Documents, the Schedule 13E-3, any other documents required to be filed by Parent or Sub with the SEC in connection with the Transactions, nor any information supplied by Parent or Sub for inclusion in the Schedule 14D-9 or in the information required to be distributed to the stockholders of the Company pursuant to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder as is necessary to enable Parent's designees to be elected to the Company's Board of Directors pursuant to Section 1.03 hereof shall, at the respective times the Offer Documents or any amendments and supplements thereto, or any such other filings by Parent or Sub are filed with SEC or are first published, sent or given to stockholders of the Company, as the case may be, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading or shall at the time of the Stockholders Meeting omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Stockholders Meeting which shall have become false or misleading in any material respect. Notwithstanding the foregoing, neither Parent nor Sub makes any representation or warranty with respect to the statements made in any of the foregoing documents based on and in conformity with information supplied by or on behalf of the Company in writing specifically for inclusion therein or that is contained in or incorporated by reference to any document filed by the Company with the SEC.

  (d)
  Adequate Financial Resources.    Parent has cash available or other financial resources (that are not subject to any conditions for availability of the same) necessary to deliver the aggregate Merger Consideration.

        (e)    Voting Requirements.    No vote of the holders of shares of Parent Common Stock or any other class or series of capital stock of Parent is necessary to approve or adopt this Agreement, the Merger or the other transactions contemplated hereby.

        (f)    Interim Operations of Sub.    Sub was formed solely for the purpose of engaging in the transactions contemplated hereby and has engaged in no business other than in connection with the transactions contemplated by this Agreement.

        (g)    Company Capital Stock.    Except as set forth on Section 4.02(g) of the Parent Disclosure Schedule or as contemplated by the Stock Purchase Agreement, none of Parent, Sub or any of their respective affiliates beneficially own any Company Common Stock or any other security of the Company.

        (h)    Brokers.    Other than pursuant to the Management Services Agreement, no broker, investment banker, financial advisor or other person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Sub.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

  Section 5.01. Conduct of Business.

        (a)    Conduct of Business.    During the period from the date of this Agreement to the Effective Time, except as (i) consented to in writing by Parent, (ii) specifically required or permitted by this Agreement, or (iii) specifically disclosed in Section 5.01(a) of the Company Disclosure Schedule, the Company shall, and shall cause its subsidiaries to, in all material respects, carry on their respective businesses in the ordinary course consistent with past practice and comply with all Applicable Laws, rules and regulations in all material respects and use commercially reasonable efforts to preserve intact their business organizations and their relationships with those persons and entities having material business dealings with them as they exist on the date hereof. Without limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time, except (x) as consented to in writing by Parent, (y) as set forth in Section 5.01(a) of the Company Disclosure Schedule, or (z) as required or permitted by this Agreement, the Company shall not, and shall not permit any of its subsidiaries to take any of the following actions:

      (i)(A)  declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock, except for dividends or other distributions by a direct or indirect wholly owned subsidiary of the Company to its parent or to another wholly-owned subsidiary, (B) purchase, redeem or otherwise acquire any shares of capital stock or any other securities of the Company or its subsidiaries other than may be required under the terms of any written option, warrant or option plan existing on the date hereof or (C) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock;

           (ii)  issue, deliver, sell, pledge or otherwise encumber any shares of its capital stock, any other equity or voting interests or other rights that are linked in any way to the price of Company Common Stock (other than the issuance of shares of Company Common Stock pursuant to the exercise of warrants or options outstanding as of the date of this Agreement and other than the issuance in the ordinary course of business consistent with past practice of up to an additional 100,000 shares of Company Common Stock, in the aggregate, and not more than 25,000 shares of Company Common Stock to any one employee, under the Company's Stock Plans pursuant to new grants of options or share purchase rights and such options or purchase rights will not vest or become exercisable sooner than the six month anniversary of the date of this Agreement);

          (iii)  amend its Certificate of Incorporation or By-laws (or similar organizational documents);

          (iv)  acquire or agree to acquire (A) by merging or consolidating with, or by purchasing all or a substantial portion of the assets of, or by any other manner, any assets constituting a business or any corporation, partnership, limited liability company, joint venture or association or other entity or division thereof, except for purchases of assets in the ordinary course of business which do not constitute the purchase of a business, or (B) any assets other than inventory, store fixtures, equipment, leasehold improvements or other assets in each case in the ordinary course of business consistent with past practice;

           (v)  sell, lease, license or sell and leaseback any of its properties or assets or any interest therein, except (A) sales of Inventory or (B) sales of immaterial assets, in each case in the ordinary course of business consistent with past practice;

     (vi)(x)  repurchase, prepay or incur any indebtedness for borrowed money or guarantee any indebtedness of another person (other than guarantees among the Company and its subsidiaries) or issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Company or any of its subsidiaries, except for (1) borrowings incurred and letters of credit opened, in each case in the ordinary course of business consistent with past practice or borrowings under the current credit facilities of the Company and (2) the incurrence of any other indebtedness for borrowed money in the aggregate less than $50,000, or (y) make any loans, advances (other than advances to employees and extensions of credit in the ordinary course of business) or capital contributions to, or investments in, any other person, other than the Company, or any direct or indirect wholly owned subsidiary of the Company;

         (vii)  incur or commit to incur any capital expenditures which exceed $250,000 in the aggregate;

        (viii)  pay, discharge, settle or satisfy any material claims, liabilities or obligations in excess of $25,000 individually or $50,000 in the aggregate, other than the payment, discharge or satisfaction in the ordinary course of business consistent with past practice or as required by their terms as in effect on the date of this Agreement of claims, liabilities or obligations disclosed, reflected in any Contract or reserved against in the most recent audited financial statements (or the notes thereto) of the Company included in the Company Filed SEC Documents or incurred since the date of such financial statements in the ordinary course of business consistent with past practice;

          (ix)  enter into, modify, amend or terminate any Contract to which the Company or any subsidiary thereof is a party which if so entered into, modified, amended or terminated could be reasonably likely to (A) have a material adverse effect on the Company, (B) impair in any material respect the ability of the Company to perform its obligations under this Agreement or (C) prevent or materially delay the consummation of the transactions contemplated by this Agreement;

           (x)  except as otherwise contemplated by this Agreement or as required to comply with Applicable Laws or any Contract, Company Benefit Plan or Company Benefit Agreement existing on the date of this Agreement, (A) pay any material benefit not provided for as of the date of this Agreement under any Contract, Company Benefit Agreement or Company Benefit Plan, (B) adopt or enter into any collective bargaining agreement or other labor union contract applicable to the employees of the Company or any subsidiary thereof, or (C) except as set forth in Section 5.01(a)(x)(C) of the Company Disclosure Schedule, effect any material increase in or modification of compensation payable to, any officer or director of the Company or any subsidiary except, with respect to such employees, in the ordinary course of business consistent with past practice;

          (xi)  except as required by Applicable Law, change its fiscal year, revalue any of its material assets or, except as required by generally accepted accounting principles, make any changes in accounting methods, principles or practices;

         (xii)  adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its subsidiaries (other than the Offer and the Merger);

        (xiii)  alter through merger, liquidation, reorganization, restructuring or in any other fashion the corporate structure or ownership of any subsidiary;

        (xiv)  take any action (or omit to take any action) if such action or omission could reasonably be expected to result in: (A) any condition to the Offer or the Merger set forth in Article VII or Appendix I not becoming satisfied; or (B) a material delay or inability to consummate the transactions contemplated by this Agreement; or

         (xv)  authorize any of, or commit, resolve or agree to take any of the foregoing actions.

        (b)    Certain Tax Matters.    During the period from the date of this Agreement to the Effective Time, the Company shall, and shall cause each of its subsidiaries to, (i) prepare in accordance with Applicable Laws and, to the extent not inconsistent with Applicable Laws, the Company's past practice in preparing its tax returns, and timely file, all material tax returns ("Company Post-Signing Returns") required to be filed by it, (ii) timely pay all taxes due and payable in respect of such Company Post-Signing Returns that are so filed and any other material amount of taxes that accrue before the Effective Time, (iii) accrue a reserve in its books and records and financial statements in accordance with GAAP and the Company's past practice for all taxes payable by it for which no Company Post-Signing Return is due prior to the Effective Time, (iv) promptly notify Parent of any suit, claim, action, investigation, proceeding or audit (collectively, "Actions") pending against or with respect to the Company or any of its subsidiaries in respect of any tax and not settle or compromise any such Action without Parent's prior written consent, which consent shall not be unreasonably withheld or delayed, (v) not make any material tax election or amend any material tax return without Parent's consent, and (vi) cause any and all existing tax sharing agreements, tax indemnity obligations and similar agreements, arrangements and practices with respect to taxes to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is otherwise bound to be terminated as of the Closing Date so that after such date neither the Company nor any of its subsidiaries shall have any further rights or liabilities thereunder.

        (c)    Advice of Changes; Filings.    The Company shall (i) at the reasonable request of Parent, confer with Parent on a regular and frequent basis to report on operational matters and other matters reasonably requested by Parent; (ii) promptly advise Parent orally and in writing of any change or event that could reasonably be expected to have a material adverse effect on the Company; (iii) promptly advise Parent upon receipt of any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the transactions contemplated by this Agreement; (iv) promptly advise Parent of the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would be likely to cause (A) any of the Company's representations or warranties contained in this Agreement to be untrue or inaccurate in any material respect or (B) any of the Company's material covenants, conditions or agreements contained herein not to be complied with or satisfied; and (v) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement (including, without limitation, the Proxy Statement).

        Section 5.02.    Conduct of Business by Parent and Sub.    During the period from the date of this Agreement to the Effective Time, Parent agrees that, except as consented to in writing by the Company or as specifically required or permitted by this Agreement:

        (a)    Representations and Warranties.    Parent and Sub will not take any action (or omit to take any action) if such action or omission would or could reasonably be expected to result in (i) any condition to the Offer or the Merger set forth in Article VII or Appendix I not becoming satisfied or (ii) a material delay or inability to consummate the transactions contemplated by this Agreement.

        (b)    Authorization.    Parent or Sub will not authorize any of, or commit, resolve or agree to take any of the foregoing actions.

        (c)    Advice of Changes.    Parent shall promptly advise the Company orally and in writing of any change or event known to Parent that could reasonably be expected to have a material adverse effect on Parent.

  Section 5.03.    No Solicitation.

        (a)   From the date hereof until this Agreement has been terminated as provided herein, the Company shall not, nor shall it permit any of its subsidiaries to, or authorize or permit any director, officer or employee of the Company or any of its subsidiaries or any investment banker, attorney, accountant or other advisor or representative of the Company or any of its subsidiaries (the "Company Representatives") to, directly or indirectly, (i) solicit, initiate or knowingly encourage, or take any other action knowingly to facilitate, any Takeover Proposal or any inquiries or the making of any proposal that constitutes or could reasonably be expected to lead to a Takeover Proposal; (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person any information relating to the Company or any of its subsidiaries or afford access to the business, properties, assets, books or records of the Company or any of its subsidiaries with respect to, or otherwise cooperate in any way with respect to, any Takeover Proposal; (iii) enter into any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the Offer or the Merger or any other transactions contemplated by this Agreement; or (iv) grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company or any of its subsidiaries; provided, however, that at any time prior to the acceptance for payment of Shares pursuant to the Offer, the Board of Directors of the Company or one or more Company Representatives authorized by the Board of Directors of the Company to take any actions referred to in the following clauses (x) and (y) may, in response to a bona fide written Takeover Proposal that such Board of Directors determines in good faith constitutes or is reasonably likely to lead to a Superior Proposal, and which Takeover Proposal was unsolicited and did not otherwise result from a breach of this Section 5.03, and subject to compliance with Section 5.03(c) and (d), (x) furnish confidential information with respect to the Company and its subsidiaries to the person making such Takeover Proposal (and its representatives) pursuant to a customary confidentiality agreement, provided that all such confidential information is provided to Parent or has been previously provided to Parent and that such confidentiality agreement is no less favorable to the Company than the confidentiality agreement dated as of May 13, 2004 between SunTrust Robinson Humphrey Capital Markets, Inc., as agent on behalf of the Company, and Sun Capital Partners Group, Inc. and (y) participate in discussions or negotiations with the person making such Takeover Proposal (and its representatives) regarding such Takeover Proposal.

        The term "Takeover Proposal" means, other than the transactions contemplated by this Agreement, any written inquiry, proposal or offer from any person that is not an affiliate of the Company or a subsidiary of the Company relating to, or that is reasonably likely to lead to, any direct or indirect acquisition, in one transaction or a series of transactions, including any merger, consolidation, tender offer, exchange offer, stock acquisition, asset acquisition, share exchange, business combination, recapitalization, liquidation, dissolution, joint venture or similar transaction, of (A) assets or businesses that constitute or represent 15% or more of the total revenue, operating income, EBITDA or assets of the Company and its subsidiaries, taken as a whole, or (B) 15% or more of the outstanding shares of Company Common Stock or capital stock of, or other equity or voting interests in, any of the Company's subsidiaries directly or indirectly holding, individually or taken together, the assets or businesses referred to in clause (A) above that would result in any person owning securities representing 15% or more of its total voting power (or of the surviving parent entity in such transaction), in each case other than the transactions contemplated by this Agreement. For the avoidance of doubt, all references to the Board of Directors of the Company in this Section 5.03 shall mean the Independent Director Committee only.

        (b)   The Board of Directors of the Company or any committee thereof may (i) withdraw (or modify in a manner adverse to Parent or Sub) the recommendation by such Board of Directors or any such committee of this Agreement or the Merger, (ii) determine that this Agreement or the Offer or the Merger is no longer advisable, (iii) recommend that the stockholders of the Company reject this Agreement or the Offer or the Merger (each such action set forth in this Section 5.03(b)(i) through (iii) being referred to herein as an "Adverse Recommendation Change") or (iv) after expiration of the five business day period referred to in the further proviso in this Section 5.03(b), adopt or approve, or recommend to adopt or approve, any Superior Proposal, or withdraw its approval of this Agreement, or resolve or agree to take any such adoption, approval, recommendation or withdrawal; provided, however, that the Board of Directors of the Company or any such committee may take any of the actions referred to in the preceding clauses (i) through (iv) only prior to the acceptance for payment of Shares pursuant to the Offer and only if the Board of Directors or any such committee determines in good faith (after consultation with legal counsel) that the failure to make such Adverse Recommendation Change is reasonably expected to result in a breach of its fiduciary duties under Applicable Law. In addition, notwithstanding anything in this Section 5.03 to the contrary, at any time prior to the acceptance for payment of Shares pursuant to the Offer, the Board of Directors of the Company may, in response to a Superior Proposal that did not result from a breach of this Section 5.03, cause the Company to terminate this Agreement pursuant to Section 8.01(f) and concurrently enter into a binding written agreement with respect to a Superior Proposal; provided, however, that the Company shall not terminate this Agreement pursuant to Section 8.01(f), and any purported termination pursuant to Section 8.01(f) shall be void and of no force or effect, unless the Company shall have complied with all provisions of this Section 5.03, including the notification provisions in this Section 5.03, and with all applicable requirements of Sections 6.07(b) (including the payment of the Termination Fee prior to or simultaneously with such termination); and provided, further, however, that the Company shall not exercise its right to terminate this Agreement pursuant to Section 8.01(f) until after the fifth business day following Parent's receipt of written notice (a "Notice of Superior Proposal") from the Company advising Parent that the Board of Directors of the Company has received a Superior Proposal, which notice shall specify the terms and conditions of the Superior Proposal and identify the person making such Superior Proposal (it being understood and agreed that any amendment to the price or any other material term of a Superior Proposal shall require a new Notice of Superior Proposal and a new three business day period).

        The term "Superior Proposal" means any bona fide binding written offer not solicited by or on behalf of the Company and received subsequent to the date hereof made by a third party not affiliated with the Company or a subsidiary of the Company that if consummated would result in such third party (or in the case of a direct merger between such third party and the Company, the stockholders of such third party) acquiring, directly or indirectly, more than 50% of the voting power of the Company or all of substantially all of the assets of the Company and its subsidiaries, taken as a whole, that the Board of Directors of the Company determines in its good faith judgment (after consultation with its financial advisor or other financial advisor of nationally recognized reputation) (x) is reasonably likely to result in terms which are more favorable from a financial point of view to the Company's stockholders than the Merger, taking into account, among other things, any changes to the terms of this Agreement offered by Parent in response to such Superior Proposal or otherwise, (y) for which financing, to the extent required, is then fully committed or reasonably determined to be available by the Board of Directors of the Company, and (z) is reasonably capable of being consummated.

        (c)   The Board of Directors of the Company shall not take any of the actions referred to in clauses (x) or (y) in the proviso to Section 5.03(a) unless the Company shall have delivered to Parent a prior written notice advising Parent that it intends to take such action, and the Company shall continue to advise Parent after taking such action. In addition, the Company promptly shall, but in any case within 24 hours, advise Parent in writing of any request for information that the Company reasonably believes could lead to or contemplates a Takeover Proposal or of any Takeover Proposal, or any inquiry the Company reasonably believes could lead to any Takeover Proposal, the terms and conditions of such request, Takeover Proposal or inquiry (including any subsequent material amendment or modification to such terms and conditions) and the identity of the person making any such request, Takeover Proposal or inquiry. The Company shall keep Parent informed in all material respects on a timely basis of the status and details (including material amendments or proposed amendments) of any such request, Takeover Proposal or inquiry and shall provide immediately to Parent a copy of any information provided to any third party pursuant to clause (x) of the proviso in Section 5.03(a) that has not previously been provided to Parent. The Company shall, and shall cause its subsidiaries and the directors, advisors, employees and other agents of the Company and any of its subsidiaries to, cease immediately and cause to be terminated any and all existing activities, discussions or negotiations, if any, with any third party conducted prior to the date of this Agreement with respect to any Takeover Proposal and shall use its reasonable best efforts to cause any such party (or its agents or advisors) in possession of confidential information about the Company that was furnished by or on behalf of the Company to return or destroy all such information.

        (d)   Nothing contained in this Section 5.03 or elsewhere in this Agreement shall prohibit the Company from (i) taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) and Rule 14d-9 promulgated under the Exchange Act or (ii) making any disclosure to the Company's stockholders if, in the good faith judgment of the Board of Directors of the Company, after consultation with outside counsel, failure so to disclose would be reasonably likely to be inconsistent with Applicable Laws; provided, however, that in no event shall the Company or its Board of Directors or any committee thereof take, agree or resolve to take any action prohibited by Section 5.03(b)(i), 5.03(b)(ii) or 5.03(b)(iv).

ARTICLE VI

ADDITIONAL AGREEMENTS

        Section 6.01.    Preparation of the Proxy Statement; Stockholders Meeting.

        (a)   As promptly as practicable following consummation of the Offer, the Company shall if required by Applicable Law to consummate the Merger prepare and file with the SEC a preliminary proxy or information statement relating to the Stockholders Meeting in connection with the Merger (the "Proxy Statement"). Notwithstanding anything contained in this Agreement to the contrary, absent any Legal Restraint which has the effect of preventing such action and after consultation with Parent, the Company shall (with Parent's reasonable cooperation) respond promptly to any comments made by the SEC with respect to the preliminary Proxy Statement, and shall, subject to Parent's reasonable cooperation, file with the SEC the definitive Proxy Statement and shall cause the mailing of the definitive Proxy Statement to the stockholders of the Company as promptly as reasonably practicable thereafter. No amendments or supplements to the Proxy Statement will be made by the Company without consultation with Parent and its counsel. Each of the Company and Parent shall furnish all information concerning such person to the other as may be reasonably requested in connection with the preparation, filing and distribution of the Proxy Statement. The Company shall promptly notify Parent upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy Statement and shall provide Parent with copies of all correspondence between it and its representatives, on the one hand, and the SEC and its staff, on the other hand. Notwithstanding the foregoing, prior to filing or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the Company (i) shall provide Parent an opportunity to review such document or response and (ii) shall not file or mail such document or respond to the SEC prior to receiving the approval of Parent. If, at any time prior to the Stockholders Meeting, any information relating to the Company, Parent or any of their respective affiliates, officers or directors should be discovered by the Company or Parent which should be set forth in an amendment or supplement to the Proxy Statement, so that the Proxy Statement shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be filed with the SEC and, to the extent required by Applicable Law, disseminated to the stockholders of the Company.

        (b)   The Company shall, as promptly as practicable following consummation of the Offer if required by Applicable Law, establish a record date for, duly call, give notice of, convene and hold a meeting of its stockholders (the "Stockholders Meeting"), for the purpose of obtaining the Stockholder Approval, all in accordance with the Company's certificate of incorporation and bylaws and the DGCL. Subject to Section 5.03(c), the Board of Directors of the Company shall recommend to holders of the Company Common Stock that they adopt this Agreement, and shall include such recommendation in the Proxy Statement.

        (c)   Parent shall vote (or consent with respect to) any shares of common stock of Sub beneficially owned by it, or with respect to which it has the power (by agreement, proxy, or otherwise) to cause to be voted (or to provide a consent), in favor of the adoption of this Agreement at any meeting of the stockholders of Sub at which this Agreement shall be submitted for adoption and at all adjournments or postponements thereof (or, if applicable, by any action of the stockholders of Sub by consent in lieu of a meeting).

        Section 6.02.    Additional Company Reports.    The Company shall furnish to Parent copies of any Company SEC Documents which it files with the SEC on or after the date hereof, and the Company represents and warrants that as of the respective dates thereof, such reports will comply as to form in all material respects with the applicable requirements of the Exchange Act or the Securities Act, as the case may be, and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statement therein, in light of the circumstances under which they were made, not misleading. Any unaudited consolidated interim financial statements included in such reports (including any related notes and schedules) will fairly present, in all respects, the financial position of the Company as of the dates thereof and the results of operations and changes in financial position or other information included therein for the periods or as of the dates then ended, in each case in accordance with past practice and GAAP consistently applied during the periods involved (except as otherwise disclosed in the notes thereto and subject, where appropriate, to normal year-end adjustments).

        Section 6.03.    Access to Information.    The Company shall, and shall cause each of its subsidiaries to, afford to Parent and to Parent's officers, employees, investment bankers, attorneys, accountants and other advisors and representatives reasonable and prompt access during normal business hours during the period prior to the Effective Time or the termination of this Agreement to all their respective properties, assets, books, contracts, commitments, directors, officers, employees, attorneys, accountants, auditors, other advisors and representatives and records and, during such period, the Company shall, and shall cause each of its subsidiaries to, make available to Parent on a prompt basis (i) a copy of each material report, schedule, form, statement and other document filed or received by it during such period pursuant to the requirements of domestic or foreign (whether national, federal, state, provincial, local or otherwise) laws and (ii) all other material information concerning its business, properties and personnel as Parent may reasonably request, provided that Parent shall not unreasonably interfere with the Company's business operations and the Company may, in its discretion, limit Parent's access to the Company's merchandise buyers or other employees whose work product the Company reasonably wishes to keep confidential.

        Section 6.04.    Commercially Reasonable Best Efforts; Notification.    Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use all commercially reasonable best efforts to take, or cause to be taken, all actions, that are necessary, proper or advisable to consummate and make effective the Offer and the Merger and the other transactions contemplated by this Agreement, including using all commercially reasonable efforts to accomplish the following: (i) the taking of all reasonable acts necessary to cause the conditions precedent set forth in Article VII and Appendix I to be satisfied, (ii) the obtaining of all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from Governmental Entities and the making of all necessary registrations, declarations and filings and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity and (iii) the obtaining of all necessary consents, approvals or waivers from third parties. In connection with and without limiting the foregoing, the Company and its Board of Directors shall, if any state takeover statute or similar statute or regulation is or becomes applicable to this Agreement, the Offer and the Merger or any of the other transactions contemplated hereby, use all commercially reasonable efforts to ensure that the Offer and the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on this Agreement, the Offer and the Merger and the other transactions contemplated hereby. Without limiting the generality of the foregoing, prior to the termination of this Agreement in accordance with its terms, each of the parties agrees to defend any lawsuits or other legal proceedings, whether judicial or administrative, challenging the Purchase Agreement, this Agreement or the consummation of the transactions contemplated hereby. The Company and Parent shall provide such assistance, information and cooperation to each other as is reasonably requested in connection with the foregoing and, in connection therewith, shall notify the other person promptly following the receipt of any comments from any Governmental Entity and of any request by any Governmental Entity for amendments, supplements or additional information in respect of any registration, declaration or filing with such Governmental Entity and shall supply the other person with copies of all correspondence between such person or any of its representatives, on the one hand, and any Governmental Entity, on the other hand. Neither Parent nor Sub or any of their affiliates shall be required by this Section 6.04 to: (v) in addition to amounts expressly contemplated by this Agreement, pay any consideration in excess of $25,000 in the aggregate, (w) surrender, modify or amend in any material respect any license or contract (including this Agreement), (x) hold separately (in trust or otherwise) or divest itself of, any of its assets, (y) agree to any limitations on any such person's freedom of action with respect to future acquisitions of assets or with respect to any existing or future business or activities or on the enjoyment of the full rights or ownership, possession and use of any asset now owned or hereafter acquired by any such person, or (z) agree to any of the foregoing or any other conditions or requirements of any Governmental Entity or other person that are materially adverse or burdensome.

        Section 6.05.    Company Stock Options.    The Board of Directors of the Company (or, if appropriate, any committee administering the Company Stock Plans) has adopted such resolutions and will in the future take such other actions (if any), as may be required to: (a) permit the exercise of each Company Stock Option outstanding as of the date of this Agreement (whether or not vested and exercisable); and (b) cause the cancellation of each Company Stock Option outstanding at the consummation of the Offer. In addition, the Company may seek the consent of each holder of a Company Stock Option to amend such Company Stock Option in order to provide that it will, without further action of the holder thereof, be cancelled upon consummation of the Offer and converted into the right to receive an amount in cash determined by multiplying (x) the excess, if any, of the Per

Share Amount over the applicable exercise price of such Company Stock Option by with an exercise price less than the Per Share Amount by (y) the total number of shares of Common Stock subject to such Company Stock Option (whether or note vested or exercisable); and the Company shall, and Sub shall advance funds to the Company to, pay such amount promptly after such consummation to the holder of each such Company Stock Option.

        Section 6.06.    Indemnification, Exculpation and Insurance.

        (a)   All rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions arising or occurring at or prior to the Effective Time now existing in favor of the current or former directors, officers, employees and agents of the Company and its subsidiaries as provided in their respective certificates of incorporation or by-laws (or similar organizational documents) shall be assumed and performed by the Surviving Corporation, without further action, at the Effective Time and shall survive the Merger and shall continue in full force and effect in accordance with their terms. Any existing indemnification agreements between the Company and any current or former director, officer, employee or agent of the Company or any of its subsidiaries shall be assumed and performed by the Surviving Corporation, without any further action, at the Effective Time and shall survive the Merger and continue in full force and effect in accordance with their terms.

        It is understood and agreed that the Company shall indemnify and hold harmless, and for six years after the Effective Time, Parent shall cause the Surviving Corporation to, and the Surviving Corporation shall (i) indemnify and hold harmless, as and to the full extent permitted by Applicable Law, each former director, officer, employee, fiduciary or agent of the Company or any subsidiary of the Company (the "Indemnified Parties") against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorneys' fees and expenses), judgments, fines and amounts paid in settlement (collectively, "Damages") in connection with any threatened or actual claim, action, suit, demand, proceeding or investigation in which an Indemnified Party is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (A) the fact that he is or was a director, officer, employee, fiduciary or agent of the Company or any subsidiary of the Company, or is or was serving at the request of the Company or any subsidiary of the Company as a director, officer, employee, fiduciary or agent of another corporation, partnership, joint venture, trust or other enterprise or (B) with respect to the directors and officers of the Company, the negotiation, execution or performance of this Agreement or any of the transactions contemplated hereby, and (ii) in the event of any such threatened or actual claim, action, suit, demand, proceeding or investigation (whether asserted or arising before or after the Effective Time), promptly pay expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party, to the fullest extent permitted by Applicable Law. Notwithstanding the foregoing, indemnification and/or payment of expenses hereunder shall only be required to the extent that the Damages are not ultimately covered by insurance and actually paid to the Indemnified Party pursuant to such insurance coverage. For the avoidance of doubt, the advancement of expenses shall occur, if required hereunder, whether or not a determination has been made as to the availability of insurance coverage, and then, if a subsequent payment is made by the insurance carrier, those advanced expenses will be remitted back to Parent or Surviving Corporation, as the case may be, to the extent of such insurance payment.

        (b)   If Parent, the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all its properties and assets to any person who is an affiliate of the Company immediately prior to the time of such transfer or conveyance, then, and in each such case, Parent shall cause proper provision to be made so that the successor and assign of Parent or the Surviving Corporation assumes the obligations set forth in this Section 6.06, and in such event all references to the Surviving Corporation in this Section 6.06 shall be deemed a reference to such successor and assign.

        (c)   For six years after the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, cause to be maintained in effect the existing directors' and officers' liability insurance and fiduciary insurance policies with an amount of coverage not less than one hundred percent (100%) of the amount of existing coverage and with at least the same scope of the existing coverage, or policies that are no less favorable to the Indemnified Parties, and with an amount of coverage not less than one hundred percent (100%) of the amount of existing coverage, than the policies which are currently maintained by the Company, with respect to claims arising from facts or events which occurred at or before the Effective Time; provided, however, that, in satisfying its total obligation under this Section 6.06(c), the Surviving Corporation shall not be obligated to pay a premium in excess of 225% of the amount the annual premium Company paid for such policy as in effect on the date of this Agreement; provided, further, however, that, prior to the Effective Time, the Independent Director Committee may cause the Company to purchase a "tail" policy for a premium not to exceed $150,000 and, in such event, the Surviving Corporation shall not be required to cause such policies to be so maintained.

        (d)   The provisions of this Section 6.06 shall survive consummation of the Merger and are intended to be for the benefit of, and will be enforceable by, each indemnified party, his or her heirs and his or her representatives. Parent shall cause the Surviving Corporation to comply with its obligations set forth in this Section 6.06.

        Section 6.07.    Fees and Expenses.

        (a)   All fees and expenses incurred in connection with this Agreement, the Merger and the other transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated; provided that the payment of any such fees and expenses shall not be deemed to constitute a breach of any representation, warranty or covenant of the party making such payment contained herein.

        (b)   If (i)(A) this Agreement is terminated by Parent pursuant to Section 8.01(b)(i) or (d) (insofar as such subsection (d) relates to breaches of representations, warranties or covenants contained in this Agreement) and (B) within 18 months after such termination, the Company or any of its subsidiaries enters into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other Contract (each, an "Acquisition Agreement") with respect to, or consummates, any Takeover Proposal (solely for purposes of this Section 6.07(b)(i)(B), the term "Takeover Proposal" shall have the meaning set forth in the definition of Takeover Proposal contained in Section 5.03(a) except that all references in such definition to 15% shall be deemed references to 30%), (ii) this Agreement is terminated by the Company pursuant to Section 8.01(f) or (iii) this Agreement is terminated by Parent pursuant to Section 8.01(c), then the Company shall pay Parent a fee equal to $1,000,000 (the "Termination Fee") by wire transfer of same day funds to an account designated by Parent (x) in the case of a termination by the Company pursuant to Section 8.01(f) or by Parent pursuant to Section 8.01(c), prior to or simultaneously with such termination, or (y) in the case of any other termination by Parent pursuant to which the Termination Fee is payable, within five business days after such termination.

        Section 6.08.    Employee Benefit Matters.    For a period of three months following the Effective Time, Parent will, or will cause the Surviving Corporation to provide to each employee of the Company prior to the Merger that remains an employee of the Company after the Effective Time ("Continuing Employees") with employee benefits that are substantially similar in the aggregate to the benefits currently provided to employees of the Company. Parent may or may cause the Surviving Corporation to comply with the prior sentence by either (i) retaining the Company's Benefit Plans in their form or, in Parent's discretion, amending such plans as provided therein, or (ii) terminating such plans and enabling the Company's employees to participate in its employee benefit plans, if any. To the extent permitted pursuant to Parent's plans, Parent will, or will cause the Surviving Corporation to: (1) waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Continuing Employees under any welfare plan that the Continuing Employees may be eligible to participate in after the Effective Time to the extent waived or satisfied under the applicable corresponding Company Benefit Plan immediately prior to the Effective Time; (2) provide each Continued Employee with credit for purposes of satisfying any applicable deductible or out-of-pocket requirements under any welfare plans that such Continued Employee is eligible to participate in after the Effective Time for any co-payments and deductibles paid under a corresponding Company Benefit Plan for the year in which the Effective Time occurs; and (3) provide each Continued Employee with credit for all purposes for all service with the Company and its affiliates under each employee benefit plan, program, or arrangement of the Parent or its affiliates in which such Continued Employee is eligible to participate to the extent such service was credited for similar purposes under similar Company Benefit Plans; provided, however, that in no event shall the Continuing Employees be entitled to any credit (A) under any defined benefit pension plan of Parent or its subsidiaries (other than the Surviving Corporation and its subsidiaries) or (B) to the extent that it would result in a duplication of benefits with respect to the same period of service.

        Section 6.09.    Public Announcements.    Unless otherwise required by Applicable Laws, Parent and Sub, on the one hand, and the Company, on the other hand, shall, to the extent reasonably practicable, consult with each other before issuing, and give each other a reasonable opportunity to review and comment upon, any press release or other public statements with respect to this Agreement, the Merger and the other transactions contemplated hereby. The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore agreed to by the parties.

        Section 6.10.    Transfer Taxes.    All stock transfer, real estate transfer, documentary, stamp, recording and other similar taxes (including interest, penalties and additions to any such taxes) incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Company out of its own funds.

ARTICLE VII

CONDITIONS PRECEDENT

        Section 7.01.    Conditions to Each Party's Obligation to Effect the Merger.    The obligation of each party to effect the Merger is subject to the satisfaction, or to the waiver by such party, on or prior to the Closing Date of the following conditions:

        (a)    Stockholder Approval.    Stockholder Approval shall have been obtained by the Company, if required by Applicable Law; provided, however, that Parent and Sub shall have voted to adopt this Agreement in accordance with Section 6.01(c).

        (b)    Proxy Statement.    If a Proxy Statement is to be utilized, no stop order or similar proceeding in respect of the Proxy Statement shall have been initiated or threatened in writing by the SEC; and all requests for additional information on the part of the SEC shall have been complied with to the reasonable satisfaction of the parties hereto.

        (c)    No Injunctions or Legal Restraints.    No temporary restraining order, preliminary or permanent injunction or other order or decree issued by any court of competent jurisdiction or other legal restraint or prohibition (collectively, "Legal Restraints") that has the effect of preventing the consummation of the Merger shall be in effect.

        Section 7.02.    Conditions to Obligations of Parent and Sub.    The obligation of Parent and Sub to effect the Merger are further subject to the satisfaction or waiver on or prior to the Closing Date of the following additional conditions; provided, however, that such obligation shall be subject to the conditions precedent in Sections 7.02(a), (b) and (e) only if the condition precedent set forth in Section 7.02(f) shall not have been satisfied:

        (a)    Representations and Warranties.    The representations and warranties of the Company contained herein (other than the representations and warranties in Section 4.01(c) of this Agreement), without giving effect to any qualification as to "material," "material adverse effect," "material adverse change" or any variation of such terms, shall be true and correct in all respects, in each case as of the date of this Agreement and as of the Effective Time with the same effect as though made as of the Effective Time, except: (i) that the accuracy of representations and warranties that by their terms speak as of a specified date will be determined as of such date; and (ii) where the failure of all the representations and warranties of the Company contained herein to be so true and correct without giving effect to any qualification as to "material," "material adverse effect," "material adverse change" or any variation of such terms would not reasonably be expected to, individually or in the aggregate, have a material adverse effect on the Company and its subsidiaries taken as a whole; and the representations and warranties of the Company contained in Section 4.01(c) shall be true and correct in all respects as of the date of this Agreement. Parent shall have received a certificate signed on behalf of the Company by the chief executive officer or president of the Company to such effect.

        (b)    Performance of Obligations of the Company.    The Company shall have performed in all material respects all obligations, agreements and covenants required to be performed by it under Sections 1.02, 1.03, 5.03, 6.04 and 6.07(b) of this Agreement. Parent shall have received a certificate signed on behalf of the Company by the chief executive officer or the president of the Company to such effect.

        (c)    Appraisal Rights.    There shall be no more than 250,000 Appraisal Shares.

          (d)   Securities.    There shall not be outstanding, at the Effective Time, any securities of the Company that directly or indirectly call for the Company or any of its subsidiaries after the Effective Time to issue, deliver or sell, or to cause to be issued, delivered or sold, any shares of capital stock of the Company or any of its subsidiaries or obligating the Company or any of its subsidiaries to grant, extend or enter into any of the foregoing.

          (e)   Litigation.    There shall not be pending any suit, action or proceeding: (i) seeking to prohibit or impose any material limitations on Parent's or Sub's ownership or operation (or that of any of their respective subsidiaries or affiliates) of all or a material portion of their or the Company's businesses or assets; (ii) seeking to compel Parent or Sub or their respective subsidiaries and affiliates to dispose of or hold separate any material portion of the business or assets of the Company or Parent and their respective Subsidiaries, in each case taken as a whole; (iii) seeking to restrain or prohibit the making or consummation of the Merger or the performance of any of the other transactions contemplated by this Agreement, or seeking to obtain from the Company, Parent or Sub any damages that are material in relation to the Company and its Subsidiaries, taken as a whole; (iv) seeking to impose material limitations on the ability of Sub, or rendering Sub unable, to consummate the Merger; (v) seeking to impose material limitations on the ability of Sub or Parent effectively to exercise full rights of ownership of the Shares, including, without limitation, the right to vote the Shares purchased by it on all matters properly presented to the Company's stockholders; or (vi) which otherwise is reasonably likely to have a material adverse effect on the Company.

          (f)    Ownership of Shares by Parent and Sub.    There shall have been validly tendered and not withdrawn prior to the expiration of the Offer, not less than the number of Shares that, together with the Shares owned by Parent and Sub on the date of this Agreement, constitutes at least 90% of the Shares outstanding on a fully-diluted basis (the "90% Threshold").

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

        Section 8.01.    Termination.    This Agreement may be terminated, and the Merger contemplated hereby may be abandoned, at any time prior to the Effective Time, whether before or after the Stockholder Approval has been obtained and whether before or after adoption of this Agreement by the stockholder of Sub:

          (a)   by mutual written consent of Parent, Sub and the Company;

          (b)   by either Parent or the Company:

            (i)    if any Legal Restraint set forth in Section 7.01(d) shall be in effect and shall have become final and nonappealable; provided that the party seeking to terminate this Agreement pursuant to this Section 8.01(b)(i) shall have used reasonable best efforts to prevent the entry of and to remove such Legal Restraint; or

            (ii)   other than in the event the condition precedent set forth in Section 7.02(f) shall have been satisfied, if the Effective Time shall not have occurred prior to the nine month anniversary of the date of this Agreement; or

          (c)   by Parent in the event (i) an Adverse Recommendation Change has occurred in accordance with Section 5.03(b)(i) or (ii) the Board of Directors of the Company or any committee thereof shall have failed to confirm its recommendation and declaration of advisability of this Agreement and the Merger within 15 business days after a written request by Parent that it do so if such request is made following the making of a Takeover Proposal;

          (d)   by Parent if the Company shall have breached any of its representations, warranties or covenants contained in this Agreement, which breach would give rise to the failure of a condition precedent set forth in Section 7.02(a) or 7.02(b), and has not been or is incapable of being cured by the Company within twenty business days after its receipt of written notice thereof from Parent;

          (e)   by the Company prior to the acceptance for payment of Shares pursuant to the Offer if Parent shall have breached any of its representations, warranties or covenants contained in this Agreement, which breach would give rise to the failure of a condition precedent set forth in Section 7.03(a) or 7.03(b), and has not been or is incapable of being cured by Parent within twenty business days after its receipt of written notice thereof from the Company;

          (f)    by the Company prior to the acceptance for payment of Shares pursuant to the Offer in accordance with, and subject to the terms and conditions of, Section 5.03(b); or

          (g)   by Parent or Sub if a material adverse effect with respect to the Company shall have occurred and be continuing at the time of termination, and cannot be or has not been cured within thirty (30) days after the giving of written notice to the Company of such occurrence.

        Section 8.02.    Effect of Termination.    In the event of termination of this Agreement by either the Company or Parent as provided in Section 8.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Sub or the Company, other than the provisions of Section 4.01(s), Section 4.02(k), Section 6.03, Section 6.07, this Section 8.02 and Article VIII, which provisions shall survive any termination of this Agreement; provided, however, that no such termination shall relieve any party hereto from any liability or damages resulting from a material and intentional breach by a party of any of its representations, warranties or covenants set forth in this Agreement.

        Section 8.03.    Amendment.    This Agreement may be amended by the parties hereto at any time, whether before or after the Stockholder Approval has been obtained and whether before or after adoption of this Agreement by the stockholder of Sub; provided, however, that after such approval or adoption has been obtained, there shall be made no amendment that by law requires further approval or adoption by stockholders without such further approval or adoption. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

        Section 8.04.    Extension; Waiver.    At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (c) waive compliance with any of the agreements or conditions contained herein; provided, however, that after the Stockholder Approval has been obtained or after adoption of this Agreement by the stockholder of Sub, there shall be made no waiver that by law requires further approval or adoption by stockholders without such further approval or adoption. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure or delay by any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights nor shall any single or partial exercise by any party to this Agreement of any of its rights under this Agreement preclude any other or further exercise of such rights or any other rights under this Agreement.

ARTICLE IX

GENERAL PROVISIONS

        Section 9.01.    Nonsurvival of Representations and Warranties.    None of the representations and warranties in this Agreement or in any certificate or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations or warranties, shall survive the

Effective Time. This Section 9.01 shall not limit this Article VIII or any covenant or agreement of the parties which by its terms applies, or is to be performed in whole or in part, after the Effective Time.

        Section 9.02.    Notices.    All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed given if delivered personally or sent by telecopier or overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

        if to Parent or Sub, to:

        c/o Sun Capital Partners, Inc.
        5200 Town Center Circle, Suite 470
        Boca Raton, FL 33486
        Attention: Marc J. Leder, Rodger R. Krouse and C. Deryl Couch
        Telecopier No.: (561) 394-0540

        with copies to:

        Hughes Hubbard & Reed LLP
        One Battery Park Plaza
        New York, NY 10004
        Attention: Michael Weinsier
        Telecopier No.: (212) 422-4726

        if to the Company, to:

        Rag Shops, Inc.
        111 Wagaraw Road
        Hawthorne, NJ 07506-2711
        Attention: Alan C. Mintz and Jeffrey C. Gerstel
        Telecopier: (973) 423-6568

        with a copy to:

        Sills Cummis Epstein & Gross P.C.
        One Riverfront Plaza
        Newark, NJ 07102
        Attention: Steven R. Kamen, Esq.
        Telecopier No.: (973) 643-6500

        Section 9.03.    Definitions.

          (a)   For purposes of this Agreement:

            (i)    an "affiliate" of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person.

            (ii)   "fully-diluted basis" means, with respect to any Shares at any time, after giving effect to the exercise, exchange or conversion of all options and other securities that are exercisable or exchangeable for, or convertible into, Shares, whether or not exercised, exchanged or converted at the time of determination.

            (iii)  "knowledge" of the Company means the knowledge of the Company's Chairman and Chief Executive Officer, President and Chief Operating Officer, Executive Vice President or Vice President—Human Resources after due inquiry.

            (iv)  "material adverse effect" or "material adverse change" means, when used in connection with the Company or Parent, as the case may be, any change, development, effect, condition or occurrence that has had or could reasonably be expected to be material and adverse to the business, assets, properties, condition (financial or otherwise) or results of operations of such party and its subsidiaries, taken as a whole, or to prevent or materially impede or delay the consummation of the Merger or the other transactions contemplated by this Agreement, other than, in any case, any change, development, event, effect, condition or occurrence (i) resulting from changes in the United States economy or the United States securities markets in general (including prevailing interest rate and stock market levels); or (ii) resulting solely from changes in the industries in which the Company or Parent, as the case may be, operates and not specifically relating to the Company or Parent, as the case may be, or solely from any decrease in the trading price or trading volume of Company Common Stock. Notwithstanding the foregoing, a "material adverse effect" or "material adverse change" shall, without limitation, include the following: (a) any general suspension of trading in, or limitation on prices for, securities on the New York Stock Exchange or in the NASDAQ National Market System, for a period in excess of forty-eight hours; or (b) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory).

            (v)   "person" means an individual, corporation, partnership, joint venture, association, trust, limited liability company, Governmental Entity, unincorporated organization or other entity.

            (vi)  a "significant subsidiary" shall have the meaning ascribed to such term in Rule 1-02 of Regulation S-X of the SEC.

            (vii) a "subsidiary" of any person means another person, an amount of the voting securities or other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, more than 50% of the equity interests of which) is owned directly or indirectly by such first person.

            (viii) "Stockholders" mean all persons owning any shares of Company Common Stock.

          (b)   The following terms, when used in this Agreement, shall have the meanings defined for such terms in the section set forth adjacent to such term:

Term	Section
90% Threshold	7.02	(f)
1991 Plan	4.01	(c)
2002 Plan	4.01	(c)
Acquisition Agreement	6.07	(b)
Actions	5.01	(b)
Adverse Recommendation Change	5.03	(b)
affiliate	9.03	(a)(i)
Applicable Laws	4.01	(i)
Appraisal Shares	3.01	(c)
Board Fraction	1.03	(a)
By-Laws	4.01	(a)
Certificate of Incorporation	4.01	(a)
Certificate of Merger	2.03

Certificates	3.02	(b)
Closing	2.02
Closing Date	2.02
Commonly Controlled Entity	4.01	(j)
Company	First Paragraph
Company Benefit Agreements	4.01	(j)
Company Benefit Plans	4.01	(j)
Company Common Stock	Recitals
Company Disclosure Schedule	4.01
Company Filed SEC Documents	4.01	(g)
Company Post-Signing Returns	5.01	(b)
Company Pension Plan	4.01	(m)(i)
Company Preferred Stock	4.01	(c)
Company Representatives	5.03	(a)
Company SEC Documents	4.01	(e)
Company Stock Options	4.01	(c)
Company Stock Plans	4.01	(c)
Company 10-Q	4.01	(g)
Continuing Employees	6.9
Contract	4.01	(d)
Damages	6.06	(a)
debt obligations	4.01	(h)(viii)
DGCL	2.01
DOJ	6.11
Effective Time	2.03
Environmental Claims	4.01	(l)(v)(A)
Environmental Laws	4.01	(l)(v)(B)
Environmental Permits	4.01	(l)(v)(C)
ERISA	4.01	(m)(i)
Exchange Act	4.01	(d)
Exchange Fund	3.02	(a)
FTC	6.11
GAAP	4.01	(e)
Governmental Entity	4.01	(d)
Hazardous Materials	4.01	(l)(v)(D)
Indemnified Parties	6.06	(a)
Independent Directors	1.03	(c)
Independent Directors Committee	1.03	(d)
Intellectual Property	4.01	(p)(iii)
Legal Requirements	4.01	(c)
Legal Restraints	7.01	(d)
Liens	4.01	(b)
Management Services Agreement	4.01	(a)(a)
material adverse change	9.03	(a)(ii)
material adverse effect	9.03	(a)(ii)
Material Contracts	4.01	(h)
Merger	Recitals
Merger Consideration	3.02	(b)
Nasdaq	4.01	(d)
Notice of Superior Proposal	5.03	(b)
Offer	Recitals
Offer Documents	1.01	(b)
Offer Price	Recitals
Offer to Purchase	1.01	(a)

Outstanding Shares	3.01	(a)
Parent	First Paragraph
Parent Disclosure Schedule	4.02
Parent Post-Signing Returns	5.02	(d)
Paying Agent	3.02	(a)
Per Share Amount	3.01	(a)
Permits	4.01	(i)
person	9.03	(a)(iii)
Proxy Statement	6.01	(a)
Purchase Agreement	Recitals
Reference Date	4.01	(f)
Release	4.01	(l)(v)(E)
Sarbanes-Oxley Act	4.01	(e)
Schedule 14D-9	1.02	(a)
Schedule TO	1.01	(c)
Schedule 13E-3	1.01	(c)
SEC	4.01	(d)
Section 262	3.01	(c)
Securities Act	4.01	(e)
Shares	Recitals
significant subsidiary	9.03	(a)(iv)
Stockholder Approval	4.01	(r)
Stockholders Meeting	6.01	(b)
Sub	First Paragraph
subsidiary	9.03	(a)(v)
Superior Proposal	5.03	(b)
Surviving Corporation	2.01
Takeover Proposal	5.03	(a)
tax returns	4.01	(n)(iv)
taxes	4.01	(n)(iv)
Tender Offer Conditions	1.01	(a)
Ten Day Extension	1.01	(b)
Termination Fee	6.07	(b)

        Section 9.04.    Interpretation.    When a reference is made in this Agreement to a Section, Subsection, Exhibit, Annex or Schedule, such reference shall be to a Section or Subsection of, or an Exhibit, Annex or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The words "date hereof" shall refer to the date of this Agreement. The term "or" is not exclusive. The word "extent" in the phrase "to the extent" shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply "if." The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Any agreement or instrument defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement or instrument as from time to time amended, modified or supplemented. References to a person are also to its permitted successors and assigns.

        Section 9.05.    Counterparts.    This Agreement may be executed in one or more counterparts (including telecopy), all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

        Section 9.06.    Entire Agreement; No Third Party Beneficiaries.    This Agreement and the Stock Purchase Agreement (a) constitute the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and the Stock Purchase Agreement and (b) except for the provisions of Sections 5.05 and 5.06 of this Agreement, are not intended to confer upon any person other than the parties hereto and thereto (and their respective successors and assigns) any rights or remedies.

        Section 9.07.    Governing Law.    This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

        Section 9.08.    Assignment.    Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part (except by operation of law), by any of the parties hereto without the prior written consent of the other parties hereto, except that Sub may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to Parent or to any direct wholly owned subsidiary of Parent, but no such assignment shall relieve Sub of any of its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by, the parties hereto and their respective successors and assigns.

        Section 9.09.    Consent to Jurisdiction.    Each of the parties hereto irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Delaware Court of Chancery or any federal court of the United States of America sitting in the State of Delaware or in Southern District of New York, and any appellate court from any thereof, in any suit, action or other proceeding arising out of this Agreement or the transactions contemplated hereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally: (a) agrees not to commence any such action or proceeding except in such courts; (b) agrees that any claim in respect of any such action or proceeding may be heard and determined in the Delaware Court of Chancery or, to the extent permitted by law, in such federal court; (c) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in the Delaware Court of Chancery or any such federal court; and (d) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in the Delaware Court of Chancery or any such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.02. Nothing in this Agreement shall affect the right of any party to this Agreement to serve process in any other manner permitted by law.

        Section 9.10.    Waiver of Jury Trial.    Each party hereto hereby waives, to the fullest extent permitted by Applicable Laws, any right it may have to a trial by jury in respect of any suit, action or other proceeding directly or indirectly arising out of, under or in connection with this Agreement. Each party hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such party would not, in the event of any action, suit or proceeding, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement, by, among other things, the mutual waiver and certifications in this Section 9.10.

        Section 9.11.    Enforcement.    The parties agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any Delaware Court of Chancery or any federal court of the United States of America sitting in the State of Delaware or in the Southern District of New York, this being in addition to any other remedy to which they are entitled at law or in equity.

        IN WITNESS WHEREOF, Parent, Sub and the Company have caused this Agreement and Plan of Merger to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

CRAFTS RETAIL HOLDING CORP.
By:	/s/ MICHAEL FIELDSTONE
Name: Michael Fieldstone Title: Vice President
CRAFTS RETAIL ACQUISITION CORP.
By:	/s/ MICHAEL FIELDSTONE
Name: Michael Fieldstone Title: Vice President
RAG SHOPS, INC.
By:	/s/ JEFFREY C. GERSTEL
Name: Jeffrey C. Gerstel Title: President

Appendix I

        The capitalized terms used in this Appendix I shall have the meanings ascribed to them in the Agreement and Plan of Merger to which it is attached.

        Notwithstanding any other provisions of the Offer, and in addition to (and not in limitation of) Sub's rights to extend and amend the Offer at any time in its sole discretion (subject to the provisions of the Agreement), Sub shall not be required to accept for payment or, subject to any applicable rules and regulations of the Commission, including Rule 14e-1(c) under the Exchange Act (relating to Sub's obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for, and may delay the acceptance for payment of or, subject to the restriction referred to above, the payment for, any tendered Shares, and may terminate or, subject to the terms of this Agreement, amend the Offer as to any Shares not then paid for, if at any time on or after the date of the Agreement and before the scheduled expiration date of the Offer, any of the following events shall occur:

  (i)
  there shall be pending any suit, action or proceeding: (A) seeking to prohibit or impose any material limitations on Parent's or Sub's ownership or operation (or that of any of their respective subsidiaries or affiliates) of all or a material portion of their or the Company's businesses or assets; (B) seeking to compel Parent or Sub or their respective subsidiaries and affiliates to dispose of or hold separate any material portion of the business or assets of the Company or Parent and their respective Subsidiaries, in each case taken as a whole; (C) challenging the acquisition by Parent or Sub of any Shares pursuant to the Offer or the Merger; (D) seeking to restrain or prohibit the making or consummation of the Offer or the Merger or the performance of any of the other transactions contemplated by this Agreement, or seeking to obtain from the Company, Parent or Sub any damages that are material in relation to the Company and its Subsidiaries, taken as a whole; (E) seeking to impose material limitations on the ability of Sub, or rendering Sub unable, to accept for payment, pay for or purchase some or all of the Shares pursuant to the Offer and the Merger; (F) seeking to impose material limitations on the ability of Sub or Parent effectively to exercise full rights of ownership of the Shares, including, without limitation, the right to vote the Shares purchased by it on all matters properly presented to the Company's stockholders; or (G) which otherwise is reasonably likely to have a material adverse effect on the Company; or

  (ii)
  there shall be any statute, rule, regulation, judgment, order or injunction enacted, entered, enforced, promulgated or deemed applicable by a Governmental Entity to the Offer or the Merger, or any other action shall be taken by any Governmental Entity that is reasonably likely to result, directly or indirectly, in any of the consequences referred to in clauses (A) through (G) of paragraph (i) above; or

  (iii)
  there shall have occurred any material adverse effect (as defined in the Agreement) on the Company and its subsidiaries, taken as a whole; or

  (iv)
  the Company's Board of Directors or any committee or member thereof: (A) shall have withdrawn, modified or changed in a manner adverse to Parent or Sub (including, without limitation, by amendment of the Schedule 14D-9) its approval or recommendation of the Offer, this Agreement or the Merger; (B) shall have recommended the approval or acceptance of a Takeover Proposal with a Person other than Parent, Sub or their affiliates; (C) shall have executed an agreement in principle or definitive agreement relating to a Takeover Proposal with a person other than Parent, Sub or their affiliates; or (D) shall have adopted any resolution or committed to effect any of the foregoing; or

  (v)
  the representations and warranties of the Company contained herein (other than the representations and warranties in Section 4.01(c) of the Agreement), without giving effect to

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    any qualification as to "material," "material adverse effect," "material adverse change" or any variation of such terms, shall not be true and correct in all respects, in each case as of the date of this Agreement and as of the expiration date of the Offer with the same effect as though made as of the expiration date of the Offer, except: (A) that the accuracy of representations and warranties that by their terms speak as of a specified date will be determined as of such date; and (B) where the failure of all the representations and warranties of the Company contained herein to be so true and correct without giving effect to any qualification as to "material," "material adverse effect," "material adverse change" or any variation of such terms would not reasonably be expected to, individually or in the aggregate, have a material adverse effect on the Company and its subsidiaries taken as a whole; and the representations and warranties of the Company contained in Section 4.01(c) shall not be true and correct in all respects as of the date of this Agreement; or

  (vi)
  the Company shall have failed to perform or comply in any material respect with any obligation, agreement or covenant of the Company to be performed or complied with by it under this Agreement (other than the obligations, agreements and covenants of the Company under to Section 5.01(a)(i) and (ii) of this Agreement); or the Company shall have failed to perform or comply in any respect with any obligation, agreement or covenant of the Company to be performed or complied with by it under Section 5.01(a)(i) or (ii) of this Agreement; or

  (vii)
  this Agreement shall have been terminated in accordance with its terms; or

  (viii)
  no Legal Restraint that has the effect of preventing the consummation of the Offer shall be in effect;

        which in the sole judgment of Parent or Sub, in any such case, and regardless of the circumstances (including any action or inaction by Parent or Sub) giving rise to such condition, makes it inadvisable to proceed with the Offer and/or with such acceptance for payment of or payment for Common Stock.

        The foregoing conditions are for the sole benefit of Parent and Sub and may be waived by Parent or Sub, in whole or in part, at any time and from time to time in the sole discretion of Parent or Sub. The failure by Parent or Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

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AGREEMENT AND PLAN OF MERGER AMONG CRAFTS RETAIL HOLDING CORP. CRAFTS RETAIL ACQUISITION CORP. AND RAG SHOPS, INC.
Dated as of September 13, 2004
TABLE OF CONTENTS
AGREEMENT AND PLAN OF MERGER
ARTICLE I THE OFFER
ARTICLE II THE MERGER
ARTICLE III CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES
ARTICLE IV REPRESENTATIONS AND WARRANTIES
ARTICLE V COVENANTS RELATING TO CONDUCT OF BUSINESS
ARTICLE VI ADDITIONAL AGREEMENTS
ARTICLE VII CONDITIONS PRECEDENT
ARTICLE VIII TERMINATION, AMENDMENT AND WAIVER
ARTICLE IX GENERAL PROVISIONS